Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

Dated as of September 9, 2018

by and between

CleanCapital Holdco 4 LLC

as the Buyer

and

Ahana Renewables, LLC

as the Seller

i

Section 10.7	Entire Agreement; Amendments and Waivers	54
Section 10.8	Multiple Counterparts	54
Section 10.9	Delivery by PDF	54
Section 10.10	Invalidity	55
Section 10.11	Titles	55
Section 10.12	Third Party Beneficiaries	55
Section 10.13	Cumulative Remedies	55
Section 10.14	No Merger	55

EXHIBITS

Exhibit A-1	Projects and Organizational Structure of the Company Group Entities (Effective Date)

Exhibit A-2	Projects and Organizational Structure of the Company Group Entities (Closing Date)

Exhibit B	Company Real Property

Exhibit C	Form of Membership Interest Assignment

Exhibit D	Sample Calculation of Working Capital

Exhibit E	[Reserved]

Exhibit F	Form of Transition Services Agreement

Exhibit G	Form of Escrow Agreement

Exhibit H	Cash on Hand Reimbursement Accounts

Exhibit I	Restricted Cash Accounts

SCHEDULES

Schedule 3.1(q)	Estoppel Certificates

Schedule 4.1(h)	Replacement Credit Support

Schedule 5.4	Seller Consents and Approvals

Schedule 5.6	Legal Proceedings

Schedule 5.7	Compliance with Law

Schedule 5.8	Environmental Matters

Schedule 5.9	Permitted Encumbrances

Schedule 5.11(b)	Real Property Agreements

Schedule 5.11(c)	Real Property Agreements - Exceptions

Schedule 5.12(a)	Material Contracts

Schedule 5.12(e)	Material Contracts – No Breach

Schedule 5.12(f)	Material Contracts - Existing Financing

Schedule 5.13	Permits

Schedule 5.14	Finders

Schedule 5.16(d)	Tax Matters

Schedule 5.16(h)	Tax Matters – Cash Grant and ITC Projects

Schedule 5.17	Financial Statements; No Undisclosed Liabilities

Schedule 5.22	Affiliate Contracts

Schedule 5.26	Existing Financing Representations and Warranties

Schedule 5.27	Managers, Officers and Bank Accounts

Schedule 6.3	Buyer Consents and Approvals

Schedule 7.5	Conduct of Business

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of September 9, 2018 (the “Effective Date”), is made and entered into by and between CLEANCAPITAL HOLDCO 4 LLC, a Delaware limited liability company (the “Buyer”) and AHANA RENEWABLES, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

WHEREAS, as of the Effective Date, Ahana Operations, LLC, a Delaware limited liability company (“Ahana Operations”), through seven management companies (collectively, the “Management Companies”), five solar fund holding companies (collectively, the “Holding Companies”) and 26 special purpose project companies (collectively, the “Project Companies”), owns certain rights and assets with respect to 59 solar-powered electricity generating plants located in California, Massachusetts and New Jersey, all of which ownership and projects are described on Exhibit A-1 (and updated as of the Closing Date as set forth in Exhibit A-2) (collectively, the “Ahana Operations Projects”);

WHEREAS, as of the Effective Date, Ahana Operations also owns 100% of the membership interests of two development companies as described on Exhibit A-1 (collectively, the “Development Companies”);

WHEREAS, as of the Effective Date, Ahana Operations 2, LLC, a Delaware limited liability company (“Ahana Operations 2,” and together with Ahana Operations, collectively the “Companies” and each a “Company”) owns all of the rights and assets with respect to a certain solar-powered electricity generating plant located in California, as described on Exhibit A-1 (the “Mars Project,” and together with the Ahana Operations Projects, the “Projects”);

WHEREAS, two of the Holding Companies, GLC Solar Fund VI, LLC (“Fund VI”) and GLC Solar Fund VII, LLC (“Fund VII”) are tax equity partnerships (each, a “Tax Equity Partnership”), with (a) Fund VI owned by the Management Company named GLC Solar Management VI, LLC, a Delaware limited liability company and Firstar Development, LLC, a Delaware limited liability company, a tax equity investor (“Firstar”) and (b) Fund VII owned by the Management Company named GLC Solar Management VII, LLC, a Delaware limited liability company and Firstar;

WHEREAS, the Seller is the owner of one hundred percent (100%) of the membership interests of each Company (the “Company Interests”); and

WHEREAS, the Buyer desires to purchase and the Seller desires to sell the Company Interests pursuant to the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the sums to be paid to the Seller by the Buyer hereunder and the covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1                                    Defined Terms.  For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Action” means any legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other action, proceeding, claim, assessment, audit, inquiry or similar investigation before any Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Affiliate Contracts” is defined in Section 5.22.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto.

“Ahana Operations” is defined in the Recitals.

“Ahana Operations 2” is defined in the Recitals.

“Ahana Operations Projects” is defined in the Recitals.

“Allocation Methodology” is defined in Section 2.6.

“Allocation Schedule” is defined in Section 2.6.

“Ancillary Agreements” means any Membership Interest Assignment, the Transition Services Agreement, the Escrow Agreement and any other agreement or instrument executed and delivered by the Parties or by any Party or any Affiliate of such Party to any other Parties pursuant to this Agreement.

“Anti-Corruption Laws” is defined in Section 5.24(a).

“Antitrust Division” is defined in Section 7.6(a)

“Assets” of any Person means all assets, rights and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets, rights and properties are operated, owned or leased by such Person.

“Authority” means any federal, state, local or other governmental, judicial, administrative, public or statutory instrumentality, court, tribunal, arbitrator, agency, commission, authority, official, body or entity, in each case, whether domestic or foreign, or any subdivision thereof, in each case having legal jurisdiction over the matter or Person in question.

“Balance Sheet” is means all of the balance sheets described in Section 5.17(a).

“Balance Sheet Date” means June 30, 2018.

“Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, or any other pension, bonus, profit sharing, stock option or other agreement or arrangement providing for employee remuneration or benefits, including a “multiemployer plan,” as that term is defined in Section 4001(a)(3) of ERISA.

“Books and Records” means the minute books, membership interest transfer ledgers and Corporate Documents of the Company Group Entities.

“Business” means the ownership of the Company Assets and the conduct of Project-related activities by the Company Group Entities, all as currently conducted.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated, in each case pursuant to applicable Law, to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Confidential Information” is defined in Section 7.2(a).

“Buyer Damages” is defined in Section 9.2(a).

“Buyer Documents” is defined in Section 6.2.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer’s Acquired SREC Cash” means an amount equal to $1,925,328.

“Buyer’s Representations” means the representations and warranties of the Buyer set forth in this Agreement, any Buyer Document or any certificate delivered pursuant to this Agreement or any Buyer Document.

“Cash” means all cash, cash equivalents, and marketable securities, as calculated in accordance with GAAP, but excluding the amount of cash in the accounts set forth on Exhibit I.

“Cash Grant” means a grant from the U.S. Treasury Department provided for by Section 1603 of means the American Recovery and Reinvestment Act of 2009, as amended.

“Cash Grant Application” means any application filed or required to be filed with or otherwise supplied or submitted to the United States Treasury Department for a Cash Grant,

including the “Application for Section 1603: Payments for Specified Renewable Energy Property in Lieu of Tax Credits” (or any successor application thereto), together with any exhibits, annexes, schedules, attachments, reports or other documents filed or supplied with such application.  For the avoidance of doubt, the Cash Grant Application includes the terms and conditions captioned “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009: Terms and Conditions,” issued by the United States Treasury Department, as amended or supplemented, which are signed by an applicant and submitted as part of a Cash Grant Application.

“Cash on Hand” means the amount of Cash of the Company Group Entities as of immediately prior to the Closing.  For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts of any Company Group Entity, and will include checks, other wire transfers and drafts deposited or available for immediate deposit for the account of any Company Group Entity.

“Cash on Hand Reimbursement Amount” means the amount of cash in the accounts set forth on Exhibit H, minus the Buyer’s Acquired SREC Cash.

“Cash on Hand Adjustment” means an amount (which may be a positive or negative number) equal to the Cash on Hand, minus the Buyer’s Acquired SREC Cash.

“Claim Notice” is defined in Section 9.2(c).

“Closing” is defined in Section 2.5.

“Closing Date” is defined in Section 2.5.

“Closing Statement” is defined in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” is defined in the Recitals.

“Company Assets” means all Assets owned by the Company Group Entities, including the Contracts, Permits and Real Property Agreements.

“Company Group Entities” means, collectively, the Companies, the Management Companies, the Holding Companies, the Project Companies and the Development Companies.

“Company Interests” is defined in the Recitals.

“Company Real Property” means the real property that is the subject of the Real Property Agreements, covering real property generally shown on Exhibit B.

“Confidentiality Agreement” means that certain Nondisclosure Agreement dated March 16, 2018, by and between ATN International, Inc. and CleanCapital, LLC.

“Contract” means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, but excludes Permits.

“Corporate Documents” means the articles or certificate of incorporation and bylaws of a corporation or the equivalent constitutive documents of a limited liability company, partnership, limited partnership or other entity, including (a) any shareholder, voting trust or similar Contract and (b) any documents that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality or governance of such Person.

“Credit Support Arrangements” means any Contract that is a guaranty, letter of credit, performance or surety bond, lien structure or similar credit support arrangement, including any cash account, issued by or for the account of a Company Group Entity.

“Default” means, with respect to any Contract or other instrument, any circumstance, event or condition that, with or without notice or the passage of time or both, could reasonably be expected to constitute a material violation or breach thereof or event of default thereunder, or give rise to a right of acceleration or termination thereof.

“Development Company” and “Development Companies” is defined in the Recitals.

“Due Diligence Reports” means the items to be delivered to the Buyer pursuant to Sections 3.1(k) to and including 3.1(o).

“Effective Date” is defined in the preamble of this Agreement.

“Encumbrances” means any encumbrance, mortgage, pledge, deed of trust, easement, hypothecation, security interest, charge, claim, lease, interest, mineral reservations, covenant, lien, option, equitable interest, purchase right, third-party right, encroachment, right-of-way, license, restriction, right of first option or refusal, the interest of a vendor, lessor or other similar party under any conditional sale, capital lease or other title retention agreement, or similar restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or other agreement or arrangement that has the same or a similar effect as the granting of security or any legal obligation to create any of the foregoing.

“Environmental Laws” means all Laws relating to protection of the environment, natural resources, plant and animal species, cultural and archaeological resources, or the use or Release into the environment of any Hazardous Materials, including the Clean Air Act (42 U.S.C. §7401 et seq.), the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. §403), the Endangered Species Act (16 U.S.C. §1531 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §668 et seq.), and the Migratory Bird Treaty Act (16 U.S.C. §703 et seq.).

“Equity Interests” means capital stock, partnership, membership or trust interests, shares or units (whether general or limited), and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character legally or contractually entitling any Person to acquire, any Equity Interests and (c) securities or any other instruments convertible into or exercisable or exchangeable for any other Equity Securities.

“Escrow Agent” means MUFG Union Bank, N.A., a national banking association.

“Escrow Agreement” means the escrow agreement, to be executed among the Buyer, the Seller and the Escrow Agent, on or prior to the Closing Date, in the form attached hereto as Exhibit G.

“Estimated Purchase Price” is defined in Section 2.4.

“Existing Financing” means the loans and obligations of (a) Ahana Operations pursuant to the Note Purchase Agreement and the Note Financing Documents referred to and defined therein and (b) Fund IV pursuant to those certain Solar Loan II Agreements dated as of December 6, 2011, December 29, 2011, February 10, 2012, March 20, 2012 and March 30, 2012, by and between Fund IV and Public Service Electric and Gas Company, as amended to date, and the Loan Documents referred to and defined therein.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FERC” means the Federal Energy Regulatory Commission or its successor.

“Final Purchase Price” is defined in Section 2.7(d).

“Financial Statements” is defined in Section 5.17(a).

“Firstar” is defined in the Recitals.

“FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder.

“FTC” is defined in Section 7.6(a).

“Fund IV” means GLC-(NJ) NCAR 1, LLC, a Delaware limited liability company.

“Fund VI” is defined in the Recitals.

“Fund VII” is defined in the Recitals.

“Fundamental Representations” means the representations and warranties contained in Section 5.1 and Section 6.1 (Corporate Existence and Powers), the first and third sentences of

Section 5.3 and Section 6.2 (Authority), Section 5.5 and Section 6.4 (No Conflicts), Section 5.9 (Right and Title to Interests) and Section 5.14 and Section 6.6 (Finders).

“GAAP” means generally accepted accounting principles in the United States of America as recognized by the American Institute of Certified Public Accountants, consistently applied throughout the specified period(s) and maintained on a consistent basis throughout such period(s) consistent with a designated Person’s prior financial practice.

“Good Industry Practices” means the practices, methods and acts engaged in or approved by a significant portion of the solar power industry in the same region as the relevant Project that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable Laws, regulation, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection and expedition.  Good Industry Practices are not necessarily defined as the optimal practice, method or act to the exclusion of others, but rather refer to a range of action reasonable under the circumstances.

“Hazardous Materials” means any substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, asbestos or any materials containing asbestos, urea formaldehyde, or polychlorinated biphenyls) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

“Holding Company” and “Holding Companies” is defined in the Recitals.

“Indebtedness” means, with respect to any Person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), including any such balance that constitutes an accrued expense or a trade payable, and shall also include, to the extent not otherwise included, the guaranty of, or provision of security for, items which would be included within this definition.

“Indemnified Party” means any Buyer Indemnified Party or any Seller Indemnified Party.

“Indemnity Cap” means an amount equal to $64,500,000.

“Indemnity Claims” means a claim for indemnification under Article IX of this Agreement.

“Indemnity Credit Support” means an escrow account maintained by the Escrow Agent, in an amount equal to the Indemnity Escrow Amount, held for the benefit of the Buyer and governed by the Escrow Agreement, or such other form of credit support as the Parties may agree to from time to time.

“Indemnity Credit Support Release Date” means twelve (12) months after the Closing Date.

“Indemnity Escrow Amount” means an amount equal to $6,450,000.

“Independent Accounting Firm” is defined in Section 2.7(c).

“Intellectual Property” means all intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“IRS” means the United States Internal Revenue Service.

“ITC” means the investment tax credit pursuant to Section 48 of the Code.

“Law” means any law, statute, rule, regulation, ordinance, standard, code, order, judgment, binding decision, writ, injunction, or decree issued or enforced by any Authority.

“Liabilities” means obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Loss” means any and all claims, judgments, losses, liabilities, amounts paid in settlement, damages, fines, monetary penalties, costs, charges, Taxes, fees, interest and expenses (including court costs and reasonable fees of attorneys, accountants and other experts in investigating or defending any actions or threatened actions or otherwise incurred in connection with any direct claim or any third-party claim).

“Management Company” and “Management Companies” is defined in the Recitals.

“Mars Project” is defined in the Recitals.

“Material Adverse Effect” means an event, change, occurrence, circumstance, development or effect (including, for purposes of Section 3.1(r) (Material Adverse Effect), any issue identified in any of the Due Diligence Reports) (each an “Effect”) which, individually or in the aggregate: (i) has had or could reasonably be expected to have a material adverse effect on the Assets, liabilities, properties, Business or condition (financial, physical or otherwise) of the Company Group Entities and Projects, taken as a whole; provided, however, that the determination of whether a Material Adverse Effect has occurred shall exclude the following Effects: (a) any event or circumstance resulting from either changes in the international, national or regional electric industry in general or changes in general international, national or regional economic or financial conditions, that does not have a disproportionate impact on the Projects, as compared to similar solar energy projects in the U.S. (including changes in the electric generating, transmission or distribution industry, the wholesale or retail markets for electricity, the general state of the energy industry, including natural gas and natural gas liquid prices, the transmission system, interest rates, outbreak of hostilities, terrorist activities or war), (b) wholesale or retail prices for power, renewable power or RECs or changes in such prices, (c) any change in applicable Law or regulatory policy, including but not limited to the contents of any tariff or contract subject to the jurisdiction of FERC, that does not have a disproportionate impact on the Projects, as compared to similar solar energy projects in the U.S., (d) weather or meteorological events, (e) strikes, work stoppages or other labor disturbances, and (f) the execution and delivery of this Agreement or any Ancillary Agreement or the Transactions contemplated in them or in the announcement of such Transactions; or (ii) that had or could reasonably be expected to prevent or materially impair the ability of the Seller or either Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any of the Ancillary Agreements to which it is a party.  Notwithstanding anything herein to the contrary, solely for purposes of Section 3.1(r) (Material Adverse Effect) and Section 3.1(u) (No Condemnation or Unrepaired Casualty), any Effect which has had, or could reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the Assets, liabilities, properties, Business or condition (financial, physical or otherwise) of the Company Group Entities (or any of them) or the Projects (or any of them) shall constitute a Material Adverse Effect; provided, that if the value of such Effect or Effects is less than $5,000,000 such Material Adverse Effect shall be deemed waived by the Buyer for purposes of Section 3.1(r) and Section 3.1(u), but only so long as the Purchase Price has been adjusted down or other remedial measures have been taken, in each case to the reasonable satisfaction of the Buyer, to reflect such aggregate value.

“Material Contracts” is defined in Section 5.12.

“Membership Interest Assignment” is defined in Section 3.1(a).

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 19, 2016, by and among Ahana Operations, each of the ManageCos, Funds and SPV OpCos party thereto (as such terms are defined in the Note Purchase Agreement) and Legal & General Reinsurance Company Limited, as amended to date.

“Notice of Objection” has the meaning set forth in Section 2.6(b).

“OFAC” is defined in Section 5.24(b).

“Ordinary Course of Business” means an action taken by a Person that is consistent in nature, scope, and magnitude with the past practices of such Person, is taken in the ordinary course of the normal, day-to-day operations of such Person and consistent with Good Industry Practices.

“Outside Date” is defined in Section 8.1(a)(ii).

“Party” means the Buyer or the Seller individually; and “Parties” means the Buyer and the Seller collectively.

“Permits” is defined in Section 5.13.

“Permitted Encumbrances” means, collectively:  (a) Encumbrances for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings; (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, landlords and other similar Encumbrances arising in the Ordinary Course of Business, securing payments not yet due or payable; (c) Encumbrances created by or through the Buyer or any of its Affiliates (excluding for the avoidance of doubt any Company Group Entities); (d) Encumbrances disclosed in Title Commitments; (e) other imperfections of title or encumbrances which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the operation of a Project; (f) Encumbrances securing Existing Financing; and (g) the Encumbrances set forth on Schedule 5.9.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, decedent’s estate, organization, entity, or unincorporated organization or any Authority.

“Pre-Closing Statement” is defined in Section 2.3.

“Pre-Closing Tax Period” is defined in Section 7.9(a).

“Pre-Closing Tax Return” is defined in Section 7.9(a).

“Projects” is defined in the Recitals.

“Purchase Price” is defined in Section 2.2.

“QF” means “qualifying small power production facility,” as that term is defined in Section 3(17)(c) of the FPA, that has an installed capacity of no greater than 20 MW AC (net), calculated in accordance with 18 C.F.R.  § 292.204(a), and that holds all of the exemptions from regulation set forth in 18 CFR §§ 292.601(c), 292.602(b) and 292.602(c).

“Real Property Agreements” means the easement agreements, lease agreements or other agreements granting rights with respect to the ownership, occupancy or use of real property to which any Company Group Entity is a party, including all easements and licenses in real property, all as set forth on Schedule 5.11(b).

“RECs” means any credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by an Authority or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with a Project or electricity produced therefrom, but excluding tax benefits.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

“Representative” means, with respect to any Person, any officer, director, member, manager, employee, principal, attorney-in-fact, agent, professional advisor, consultant or other representative of such Person.

“Sanctions” is defined in Section 5.24(b).

“Schedules” means the disclosure schedules attached to and made a part of this Agreement.

“Section 754 Election” is defined in Section 7.9(e)(iii).

“Seller” is defined in the preamble of this Agreement.

“Seller Damages” is defined in Section 9.2(b).

“Seller Document” is defined in Section 5.3.

“Seller Indemnified Parties” is defined in Section 9.2(b).

“Seller’s Covenants” means the covenants, agreements and obligations of the Seller set forth in this Agreement.

“Seller’s Knowledge” means the actual knowledge, after due inquiry, of Jason Tai, Marvin Tien, or Ivo Pitanguy, and each of their respective successors.

“Seller’s Representations” means the representations and warranties of the Seller set forth in this Agreement, any Seller Document or any certificate delivered pursuant to this Agreement or any Seller Document.

“Site” means, with respect to each Project, the real property on which such Project is located, including all related collection, access and interconnection easements or licenses.

“Straddle Period” is defined in Section 7.9(b).

“Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or other Person, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Target Working Capital” means $0.

“Tax Authority” means the IRS and any other domestic or foreign Authority responsible for the imposition and/or administration of any Taxes.

“Tax Equity Documents” means the Tax Equity Partnership Agreements and the agreements, if any, related thereto between GLC Solar Fund VI, LLC or GLC Solar Fund VII, LLC, or the member of either, on the one hand, and Firstar, on the other hand.

“Tax Equity Partnership” is defined in the Recitals.

“Tax Equity Partnership Agreements” means (a) that certain Amended and Restated Operating Agreement of GLC Solar Fund VI, LLC dated as of December 23, 2013 by and between GLC Solar Management VI, LLC and Firstar Development, LLC and (b) that certain Amended and Restated Operating Agreement of GLC Solar Fund VII, LLC dated as of July 10, 2012 by and between GLC Solar Management VII, LLC and Firstar Development, LLC.

“Tax Return” means any report, form, claim for refund, return, statement or other information (including any amendments) required to be supplied to any Tax Authority with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto, including any such document prepared on a consolidated, combined or unitary basis and including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other net income, gross income, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, levied and pending assessments, windfall profits, value added, customs duties, capital gain, capital stock, social security, royalty, documentary or other taxes, fees, assessments, duties or charges of any kind whatsoever that is in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Title Commitments” means the title reports and commitments made available to and accepted by the Buyer.

“Transactions” means the transaction contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges payable to any Authority as a result of the transfer of the Company Interests from the Seller to the Buyer.

“Transition Services Agreement” means that certain transition services agreement to be executed by Seller (or its Affiliate or a third party) and Buyer, substantially in the form of Exhibit F.

“Updated Financial Statements” is defined in Section 3.1(t).

“Working Capital” means (a) all current assets (excluding (i) intercompany balances, (ii) Cash on Hand, (iii) interest receivable on Capital Leases, (iv) any Receivables associated with Buyer’s Acquired SREC Cash, (v) prepaid property insurance and (vi) any income Tax assets) of the Company Group Entities as of immediately prior to the Closing (before taking into account the consummation of the Transactions), minus (b) all current liabilities (excluding (i) intercompany balances, (ii) current portion of long term debt, (iii) interest payable, (iv) any items constituting of or attributable to deferred revenues and (v) any income Tax liabilities) of the Company Group Entities as of immediately prior to the Closing (before taking into account the consummation of the Transactions), in each case using the same line items set forth on Exhibit D and calculated in accordance with GAAP and, to the extent not inconsistent therewith, in accordance with past practice.

“Working Capital Adjustment” means an amount (which may be a positive or negative number) equal to the Working Capital minus the Target Working Capital.

Section 1.2                                    Rules of Interpretation.  Unless otherwise expressly provided or unless required by the context in which any term appears:

(a)                                 the singular shall include the plural and the plural shall include the singular; references to “Articles,” “Sections,” “Schedules,” or “Exhibits” (if any) shall be to articles, sections, schedules or exhibits (if any) of this Agreement, as the same may be amended, modified, supplemented or replaced pursuant to the terms hereof from time to time;

(b)                                 all references to a particular entity shall include a reference to such entity’s successors and permitted assigns;

(c)                                  the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

(d)                                 all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

(e)                                  any reference to this Agreement shall include a reference to all Schedules hereto as the same may be amended, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement;

(f)                                   any reference to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time;

(g)                                  the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

(h)                                 relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including;”

(i)                                     references to applicable Laws shall mean a reference to such applicable Laws as the same may be amended, modified, supplemented or restated and be in effect from time to time, including rules and regulations promulgated thereunder;

(j)                                    unless otherwise specified to the contrary, the word “or” shall be inclusive and shall have the meaning conveyed by “and/or”; and

(k)                                 any reference to “days” means calendar days.

The Parties collectively have prepared this Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

ARTICLE II
PURCHASE AND SALE OF COMPANY INTERESTS

Section 2.1                                    Purchase and Sale of Company Interests.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances described in clauses (c) and (f) of the definition thereof), and the Buyer shall purchase from the Seller, all of the Seller’s rights, title and interests in and to the Company Interests.  The rights, title and interest in and to the Company Interests shall be sold, conveyed, transferred, assigned and delivered to the Buyer for the consideration specified in Section 2.2.

Section 2.2                                    Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement, the purchase price to be delivered by the Buyer for the Company Interests shall be, in the aggregate (the “Purchase Price”) equal to (a) sixty-four million five hundred thousand dollars ($64,500,000), plus (b) the Cash on Hand Adjustment (which may be a positive or negative number), plus (c) the Working Capital Adjustment (which may be a positive or negative number).  The Purchase Price shall be payable by wire transfer of immediately available funds to such account or accounts as the Seller shall have designated to the Buyer in writing at least five (5) Business Day prior to such payment.  At the Closing, Buyer shall (x) pay to the Seller the Purchase Price minus the Indemnity Escrow Amount and minus the Cash on Hand Reimbursement Amount which shall be paid in accordance with Section 2.7(a), and (y) deposit into the Escrow Account (as defined in the Escrow Agreement) an amount equal to the Indemnity Escrow Amount.

Section 2.3                                    Indemnity Credit Support.  The Indemnity Credit Support shall secure the Seller’s obligations under Article IX and the Buyer shall be entitled to draw upon any such Indemnity Credit Support all Buyer Damages in accordance with Section 9.2(i).  Within ten (10) Business Days following the Indemnity Credit Support Release Date, the Buyer and Seller shall instruct the Escrow Agent to release the Indemnity Credit Support (or the remaining portion thereof after being drawn or called upon as provided above) back to the Seller or the issuer or maker of such Indemnity Credit Support, as instructed by the Seller, less the aggregate amount, as reasonably determined by the Buyer, of any unresolved claims as to which a Claim Notice has been timely delivered by a Buyer Indemnified Party pursuant to Article IX.

Section 2.4                                    Pre-Closing Statement.  At least five (5) Business Days prior to the Closing Date, the Seller will prepare, or cause to be prepared, and deliver to Buyer an unaudited statement (the “Pre-Closing Statement”), which shall set forth (a) the Seller’s good faith calculation of the Working Capital Adjustment and the Cash on Hand Adjustment, and (b) the corresponding calculation of the Purchase Price (the “Estimated Purchase Price”), together with reasonable supporting calculations and documentation therefor.  The Pre-Closing Statement will be prepared in accordance with the applicable terms and provisions of this Agreement (including Exhibit D).  The Seller shall provide the Buyer and its Representatives with any information reasonably requested by the Buyer and shall give the Buyer and its Representatives access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company Group Entities (including work papers of accountants and other advisors, if any) for the purpose of their review of the Pre-Closing Statement.  The Seller and the Buyer shall resolve any disputes with respect to the Pre-Closing Statement prior to the Closing and any such resolutions shall be reflected in an amended Pre-Closing Certificate.

Section 2.5                                    Mechanics of Closing.  The closing of the purchase and sale of the Company Interests (the “Closing”) will take place on a date that is within three (3) Business Days after the date on which the conditions precedent in Section 3.1 and Section 4.1 have been satisfied or waived (other than those conditions which by their nature are to be satisfied on the Closing Date), and the requirements of Section 2.4 shall have been satisfied, or on such other date and at such other time as the Buyer and the Seller mutually agree (the “Closing Date”).  The Closing will take place telephonically, electronically, or as otherwise agreed by the Parties.

Section 2.6                                    Purchase Price-Allocation and Tax Treatment.  The Parties intend that for U.S. federal income tax purposes, and state and local income tax purposes to the extent following federal income tax principles, the Transactions will be treated as a sale to the Buyer of all of the assets of each Project and an assumption by the Buyer of all of the liabilities of each Project.  The Parties acknowledge and agree that the fair market value of the Company Assets as of the Closing Date, and the portion of the Purchase Price allocated to the Seller’s beneficial ownership interests in each Tax Equity Partnership and the portion of the Purchase Price not so allocated to the Seller’s beneficial ownership interests in a Tax Equity Partnership, in each case for the purposes of determining the tax consequences of the Transactions (including the application of Section 1060 of the Code to such transactions) shall be as set forth on a schedule to be prepared and finalized in accordance with this Section 2.6 (the “Allocation Schedule”), which shall employ a valuation methodology to be agreed by the parties (the “Allocation Methodology”).  Within sixty (60) days after the Closing Date, the Buyer shall prepare a draft Allocation Schedule employing the Allocation Methodology and deliver such draft Allocation Schedule to the Seller for the Seller’s review.  The Seller shall have thirty (30) days thereafter to dispute such draft Allocation Schedule in accordance with the Allocation Methodology, with any failure to dispute during this time deemed acceptance of such draft Allocation Schedule.  In the event of any dispute regarding the draft Allocation Schedule, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the Seller’s notification of dispute to the Buyer, such dispute shall be resolved by the Independent Accounting Firm employing the Allocation Methodology (with the Buyer and the Seller each bearing fifty percent (50%) of the associated fees and expenses), which resolution will be deemed final and binding to the Buyer and the Seller.  In the event of any adjustment to the purchase consideration (including any liabilities of the Company Group Entities that are treated as consideration for Tax purposes), including as a result of any indemnity payment made pursuant to this Agreement, the Buyer shall deliver to the Seller a revised Allocation Schedule prepared in accordance with the Allocation Methodology reflecting such adjustment.  Neither the Seller nor the Buyer will take a position on any Tax Return, before any Authority, or in any judicial proceeding that is in any way inconsistent with the Tax treatment set forth above or the Allocation Schedule (as finalized), unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code, and the Seller and the Buyer shall file all Tax Returns in a manner consistent with such Tax treatment and the Allocation Schedule (as finalized).

Section 2.7                                    Purchase Price Adjustment.

(a)                                 If the Closing Date occurs on or before November 5, 2018, after the Closing Date, the Buyer shall (i) on or before twenty-five (25) Business Days following the first Calculation Date (as defined in and pursuant to Section 7.1(d) of the Note Purchase Agreement) to occur after the Closing Date, file the necessary compliance certificates with the Collateral Agent (as defined in the Note Purchase Agreement) and (ii) on or before the next Business Day after such Calculation Date, instruct the Collateral Agent (under and as defined in the Note Purchase Agreement) to pay to the Seller the Cash on Hand Reimbursement Amount in accordance with the Collateral Agency, Intercreditor and Account Agreement (as defined in the Note Purchase Agreement); provided, that if as a result of circumstances that existed prior to the Closing Date the conditions to the provision of such compliance certificates are not satisfied, then the Buyer shall use its commercially reasonable efforts, at the sole cost and expense of the Seller and subject to the Seller’s full cooperation, to cause such conditions to be satisfied and to file such compliance certificates as soon as reasonably practicable.

(b)                                 Within ninety (90) days following the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Closing Statement”), which shall set forth (i) the Buyer’s good faith calculation of the Working Capital Adjustment and the Cash on Hand Adjustment, and (ii) the corresponding calculation of the Purchase Price, together with reasonable supporting calculations and documentation therefor.  The Closing Statement will be prepared in accordance with the applicable terms and provisions of this Agreement (including Exhibit D).

(c)                                  Upon receipt from the Buyer, the Seller shall have thirty (30) days to review the Closing Statement.  If the Seller disagrees with the Closing Statement or any calculation included therein, the Seller may, on or prior to the last day of such thirty (30)-day period, deliver a notice to the Buyer (the “Notice of Objection”), which sets forth its objection to the Closing Statement.  Any Notice of Objection shall specify those items or amounts with which the Seller disagrees and include a detailed explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of the disputed amounts based on such objections.  To the extent not set forth in the Notice of Objection, the Seller shall be deemed to have agreed with the Buyer’s calculation of all items and amounts contained in the Closing Statement.  The Buyer shall provide the Seller and its Representatives with any information reasonably requested by the Seller and shall give the Seller and its Representatives access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company Group Entities (including work papers of accountants and other advisors, if any) for the purpose of their review of the Closing Statement in accordance with this Section 2.7.

(d)                                 Unless the Seller timely delivers the Notice of Objection to the Buyer, the Seller shall be deemed to have accepted the Buyer’s calculation of all items and amounts contained in the Closing Statement and the Closing Statement shall be final, conclusive and binding on the Parties.  If the Seller timely delivers the Notice of Objection to the Buyer, the Buyer and the Seller shall, during the thirty (30) days following the date of such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts.  If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent public accounting firm mutually acceptable to the Buyer and the Seller (the “Independent Accounting Firm”).  If the Buyer and the Seller are unable to so agree, each shall select a nationally recognized independent accounting firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean the third such firm.  The Buyer and the Seller shall instruct the Independent Accounting Firm promptly to review this Section 2.7 and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the calculations set forth in the Closing Statement requires adjustment.  The Buyer and the Seller shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm.  As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Accounting Firm shall deliver to the Buyer and the Seller a report which sets forth its resolution of the disputed items and amounts; provided, however, that in no event shall the Independent Accounting Firm assign a value to any item in dispute greater than the greatest value for such item assigned by the Seller or less than the smallest value for such item assigned by the Buyer.  The decision of the Independent Accounting Firm shall be final, conclusive and binding on the Parties.  After the Independent Accounting Firm’s final determination of the disputed items and amounts, no Party shall have any further right to make any claims against any other Party in respect of the Closing Statement or any calculation included therein.  The Buyer and the Seller shall each pay their own costs and expenses incurred under this Section 2.7.  The Independent Accounting Firm shall allocate its fees, costs and expenses between the Buyer, on the one hand, and the Seller, on the other hand, in inverse proportion as they may prevail on the value of the matters submitted to the Independent Accounting Firm.

(e)                                  For the purposes of this Agreement, the Purchase Price, as finally determined pursuant to this Section 2.7, whether by acceptance or as a result of the dispute resolution process set forth herein shall be the “Final Purchase Price”.  Promptly, and in any event no later than the fifth (5th) Business Day, after such determination: (i) if the Final Purchase Price is greater than the Estimated Purchase Price, the Buyer will pay such excess amount to the Seller; and (ii) if the Final Purchase Price is less than the Estimated Purchase Price, the Seller will pay such deficit amount to the Buyer.  Any payment required to be made pursuant to this Section 2.7(e) shall be made by the Buyer or the Seller, as the case may be, by wire transfer of immediately available funds to an account designated in writing by the recipient of such payment at least one Business Day prior to such payment.  Any amounts payable pursuant to this Section 2.7(e) shall be treated for Tax purposes as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.

Section 2.8                                    Withholding Rights.  As of the Effective Date, the Buyer is not aware of any obligation to withhold and deduct any Taxes from the consideration otherwise payable pursuant to this Agreement.  However, the Buyer shall be entitled to withhold such amounts as required to the extent any such withholding is required by applicable Law, provided that the Buyer shall first give the Seller reasonable prior written notice of its intent to deduct or withhold any such Taxes, together with an explanation of the basis for such deduction or withholding.  The Buyer shall consider in good faith any proposal reasonably made by the Seller to mitigate or eliminate such withholding Taxes. In the event the Buyer has withheld Taxes from the consideration otherwise payable pursuant to this Agreement, the Buyer shall provide to Seller evidence that it has remitted such Taxes to the appropriate Authorities to the extent such evidence is reasonably available or obtainable. To the extent that amounts are so withheld and paid over to the appropriate Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE III
THE BUYER’S CONDITIONS PRECEDENT TO CLOSING

Section 3.1                                    Buyer’s Conditions Precedent to Closing.  The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of each of the following conditions, except to the extent the Buyer, in its sole discretion, waives such fulfillment in writing; provided that the conditions in subsections (k) through and including (o) of this Section 3.1 shall cease to separately apply as conditions precedent to the Closing under this Section 3.1 as of October 29, 2018:

(a)                                 Assignment of Company Interests.  The Seller shall deliver to the Buyer a counterpart of an assignment agreement in the form attached hereto as Exhibit C (a “Membership Interest Assignment”), executed by the Seller, conveying to the Buyer all of the Seller’s right, title and interest in the Company Interests.

(b)                                 Certificates.  The Seller shall furnish the Buyer with the following certificates and affidavit in form and substance reasonably acceptable to the Buyer and executed by an officer of the Seller:

(i)                                     The Seller shall furnish the Buyer with a certificate certifying as of the Closing Date: (A) a true and correct copy of the resolutions, in form and substance reasonably acceptable to the Buyer, of the Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents to be executed by it, and the consummation of the Transactions, (B) incumbency matters, and (C) the Seller’s Corporate Documents and good standing.

(ii)                                  The Seller shall furnish the Buyer with an affidavit, stating, under penalty of perjury, that the Seller (or if the Seller is an entity disregarded from its owner, the Seller’s regarded owner) is not a foreign person, for purposes of Sections 1445(b)(2) and 1446(f) of the Code and Treasury Regulation § 1.1445-2(b)(2)(iv)(B).  The Seller shall furnish Buyer with a certificate on California Form 593-C demonstrating that no withholding shall be required under Section 18662 of the California Revenue and Taxation Code upon the transfer of any California real property by the Seller pursuant to this Agreement.

(iii)                               The Seller shall furnish the Buyer with a certificate certifying as of the Closing Date that that the conditions set forth in Section 3.1(d), Section 3.1(e), Section 3.1(f) and Section 3.1(s) have been satisfied.

(c)                                  Company Group Entities.  The Seller shall deliver to the Buyer a certificate executed by an officer of the Seller, certifying as of the Closing Date, the Company Group Entities’ Corporate Documents and good standing.

(d)                                 Resignations.  The Seller shall deliver to the Buyer letters of resignation executed by each of the managers, directors and officers, if any, of each of the Company Group Entities, effective as of the Closing.

(e)                                  Representations and Warranties.  Each of the Seller’s Fundamental Representations and the Seller’s Representation in Section 5.17 (Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes) shall be true and correct as of the Closing Date and each of the other Seller’s Representations shall be true and correct in all material respects as of the Closing Date (except, in each case, to the extent that any of the other Seller’s Representations relate to an earlier or other specific date, in which case, the Seller’s Representations shall be true and correct in all material respects as of such earlier or other specific date); provided, that if and to the extent any Seller Representations are qualified by the words “material,” “Material Adverse Effect” or similar qualification, such Seller Representations shall be true and correct, as so qualified, on the Closing Date.

(f)                                   Covenants and Agreements.  The Seller shall have performed or complied with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(g)                                  Ancillary Agreements.  The Ancillary Agreements to which the Seller or any Affiliate thereof is a party shall have been executed thereby and delivered by the Seller to the Buyer.  The Escrow Agreement shall have been executed and delivered by the Seller, the Buyer and the Escrow Agent.

(h)                                 Consents and Approvals.  The consents and approvals set forth on Schedule 5.4 and Schedule 6.3 shall have been duly obtained, made, or given and shall be in full force and effect and in form and substance acceptable to the Buyer.

(i)                                     Orders.  No legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other filed and noticed action, proceeding, claim, assessment, audit, inquiry or similar investigation before any Authority shall have been commenced against Buyer, Seller or any Company Group Entity which seeks to impair, restrain, prohibit or invalidate the any of the Transactions.  No preliminary or permanent injunction or other order issued by any Authority of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect.

(j)                                    Affiliate Contracts.  To the extent applicable pursuant to Section 5.22, the Seller shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that the Affiliate

Contracts have been terminated as of or prior to the Closing Date.  Except as disclosed on Schedule 5.22, no Company Group Entity has any outstanding Indebtedness to any Affiliate thereof.

(k)                                 Title Reports. Buyer shall have received from a third-party of its choosing a title policy or a title report for each Project in form and substance reasonably satisfactory to Buyer (and if the results of any such title report include findings that could reasonably adversely impact such Project, reasonable mitigating measures shall have been taken, as determined by the Buyer in its reasonable discretion).

(l)                                     Final Engineering Drawings; O&M Manuals; Operating Reports. Buyer shall have received copies of (i) the final engineering drawings for each Project, (ii) the operating reports detailing the operating history of each Project since the commercial operation date for such Project and any major maintenance issues or forecasted maintenance issues, and (iii) the Renewable Energy Compliance Certificates delivered pursuant to (and as defined in) the Tax Equity Partnership Agreements.

(m)                             Independent Engineer Reports. Buyer shall have received from a third-party of its choosing a report, in form and substance reasonably satisfactory to Buyer (from independent engineer(s) reasonably acceptable to Buyer) and dated as of the Closing Date with respect to each Project (or, in Buyer’s sole discretion, a representative report from such independent engineer(s) that applies to a sampling of the Projects that is acceptable to Buyer).

(n)                                 Environmental Site Assessments. Other than with respect to any rooftop Projects, Buyer shall have received from a third-party of its choosing, in form and substance reasonably acceptable to Buyer, a true, correct and complete copy of a Phase I environmental site assessment for each such Project with satisfactory reliance provisions and dated not earlier than six (6) months prior to the Closing Date.

(o)                                 Roof Reports. Only with respect to rooftop Projects, Buyer shall have received from a third-party of its choosing a roof structure report in form and substance reasonably satisfactory to Buyer.

(p)                                 Tax, Judgment and Lien Searches.  The Buyer shall have received recent (i) searches of the UCC filing offices for each of the jurisdictions in which UCC financing statements would be filed in respect of any Company Assets, and tax lien searches and (ii) judgment lien searches with respect to each Company Group Entity.

(q)                                 Estoppel Certificates.  The Buyer shall have received estoppel certificates, in form and substance reasonably satisfactory to the Buyer, from the counterparties to Material Contracts as listed on Schedule 3.1(q).

(r)                                    Material Adverse Effect.  No Material Adverse Effect shall have occurred.

(s)                                   Tax Equity Buyout.  (i) The Managing Member Purchase Option under (and as defined in) that certain Amended and Restated Operating Agreement of GLC Solar Fund VI, LLC dated as of December 23, 2013 by and between GLC Solar Management VI, LLC and Firstar Development, LLC shall have been exercised in accordance with Section 9.4 thereof and the definitive documents (including a purchase and sale agreement and an assignment and assumption agreement), in form and substance reasonably acceptable to the Buyer, evidencing the same shall have been delivered to the Buyer and (ii) the Managing Member Purchase Option under (and as defined in) that certain Amended and Restated Operating Agreement of GLC Solar Fund VII, LLC dated as of July 10, 2012 by and between GLC Solar Management VII, LLC and Firstar Development, LLC shall have been exercised in accordance with Section 9.4 thereof and the definitive documents (including a purchase and sale agreement and an assignment and assumption agreement), in form and substance reasonably acceptable to the Buyer, evidencing the same shall have been delivered to the Buyer.

(t)                                    Updated Financial Statements.  The Seller shall have delivered to the Buyer a copy of the unaudited Financial Statements updated to the last day of the month preceding the Closing Date (the “Updated Financial Statements”).

(u)                                 No Condemnation or Unrepaired Casualty.  There has been no destruction by fire, explosion or other casualty or any taking, or pending or threatened (in writing) taking, in condemnation or under the right of eminent domain of any Project or Projects that constitutes or could reasonably be expected to constitute a Material Adverse Effect and there is no unrepaired casualty with respect to any Project or Projects that constitutes or could reasonably be expected to constitute a Material Adverse Effect unless (i) in the opinion of the Independent Engineer, such casualty is capable of repair in a reasonably satisfactory time-frame and (ii) an adequate reserve, reasonably acceptable to the Buyer, has been established for such repair.

(v)                                 Removal of Lake Merritt Solar Development.  The Seller shall have either dissolved Lake Merritt Solar Development, LLC or transferred the Equity Interests in such Development Company to another Person that is not subject to the Transactions on or prior to the Closing Date, in either case pursuant to documentation in form and substance reasonably acceptable to the Buyer.

ARTICLE IV
THE SELLER’S CONDITIONS PRECEDENT TO CLOSING

Section 4.1                                    Seller’s Conditions Precedent to Closing.  The obligation of the Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of each of the following conditions, except to the extent the Seller, in its sole discretion, acting reasonably, waives such fulfillment in writing:

(a)                                 Consideration.  The Buyer shall have delivered to the Seller all payments required to be made as of the Closing Date under Section 2.2.

(b)                                 Certificates.  The Buyer shall have furnished the Seller with the following certificates in form and substance reasonably acceptable to the Seller executed by an officer of the Buyer:

(i)                                     A certificate certifying as of the Closing Date: (A) a true and correct copy of the corporate action or other evidence of authority, in form and substance reasonably acceptable to the Seller, of the Buyer authorizing the execution, delivery and performance of this

Agreement and each Ancillary Agreement to be executed by it in connection with this Agreement, and the consummation of the Transactions as of the Closing, (B) incumbency matters, and (C) good standing; and

(ii)                                  A certificate certifying as of the Closing Date that the conditions set forth in Section 4.1(c) and Section 4.1(d) have been satisfied.

(c)                                  Representations and Warranties.  Each of the Buyer’s Fundamental Representations shall be true and correct as of the Closing Date and each of the other Buyer’s Representations shall be true and correct in all material respects as of the Closing Date (except, in each case, to the extent that any of the other Buyer’s Representations relate to an earlier or other specific date, in which case, such Buyer’s Representations shall be true and correct in all material respects as of such earlier or other specific date); provided, that if and to the extent any Buyer Representations are qualified by the words “material,” “Material Adverse Effect” or similar qualification, such Buyer Representations shall be true and correct, as so qualified, on the Closing Date.

(d)                                 Covenants and Agreements.  The Buyer shall have performed or complied with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(e)                                  Ancillary Agreements.  The Ancillary Agreements to which the Buyer or any Affiliate thereof is a party shall have been executed thereby and delivered by the Buyer to the Seller.

(f)                                   Consents and Approvals.  The consents and approvals set forth on Schedule 5.4 and Schedule 6.3 shall have been duly obtained, made, or given and shall be in full force and effect and in form and substance reasonably acceptable to the Seller.

(g)                                  Orders.  No legal, administrative, arbitral, mediation or other alternative dispute resolution procedure or other filed and noticed action, proceeding, claim, assessment, audit, inquiry or similar investigation before any Authority shall have been commenced against Buyer, Seller or any Company Group Entity which seeks to impair, restrain, prohibit or invalidate the any of the Transactions.  No preliminary or permanent injunction or other order issued by any Authority of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Transactions shall be in effect.

(h)                                 Replacement Credit Support.  With respect to the Credit Support Arrangement identified on Schedule 4.1(h), on or prior to the Closing Date the Buyer shall have executed and delivered to the relevant beneficiary a replacement Credit Support Arrangement in substantially the same form as the credit support to be replaced, provided that the beneficiary is willing to accept such credit support from the Buyer, or in such other form as acceptable to the beneficiary and the Buyer.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Schedules, the Seller hereby represents and warrants to the Buyer, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1                                    Corporate Existence and Powers.  The Seller is a limited liability company validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it under this Agreement and the other Seller Documents make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement and the other Seller Documents. The Seller has all the requisite limited liability company power and authority to conduct its business with respect to the ownership of the Company Interests and the Projects and to own the Company Interests and the Projects.

Section 5.2                                    Company Existence and Powers.  Each Company Group Entity is a limited liability company validly existing and in good standing under the Laws of the State of Delaware or Commonwealth of Massachusetts, as applicable and as indicated on Exhibit A-1 as of the Effective Date or on Exhibit A-2 as of the Closing Date, as applicable, and has all the requisite limited liability company power and authority to conduct its business as it is now being conducted.  Each Company Group Entity is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of the Company Assets makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.  The Seller has made available to the Buyer true and complete copies of the Company Group Entities’ Corporate Documents and such Corporate Documents are in full force and effect.  No Company Group Entity is in violation of its Corporate Documents.

Section 5.3                                    Authority.  The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by it in connection with this Agreement (collectively, the “Seller Documents”) and to perform the obligations hereunder and thereunder and to consummate the Transactions.  The Seller’s performance of its obligations under the Seller Documents does not require any qualification, licensing or approval by any foreign jurisdiction.  The Seller has taken all action necessary to execute and deliver this Agreement and the other Seller Documents, as applicable, to consummate the Transactions and to perform its obligations hereunder and thereunder, and no other action or proceeding on the part of the Seller is necessary to authorize this Agreement, the other Seller Documents or the Transactions.  This Agreement and the other Seller Documents have been duly executed and delivered by the Seller.  Assuming the due authorization, execution and delivery by the Buyer of this Agreement and of the Seller Documents, this Agreement and the other Seller Documents constitute legally valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.4                                    Consents and Approvals; Regulatory Status.  Other than as set out on Schedule 5.4, no consent, approval or authorization of, permit from, declaration, filing or registration with, or notice to, any Authority, any third-party or any other Person, is required to be made or obtained by the Seller or any Company Group Entity in connection with the execution, delivery, and performance by the Seller of this Agreement and of the Seller Documents or the consummation of the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions does not require any Company Group Entity or any Project to obtain pre-consummation authorization from the FERC under Section 203 of the FPA.  Each of the Projects is a QF.  Each Project with power production capacity that, as calculated in accordance with 18 C.F.R. § 292.204(a), exceeds one megawatt, has filed with the FERC a Form 556 Notice of Self-Certification pursuant to 18 C.F.R. § 292.207(a) that is valid and in full force and effect as of the date hereof; provided that no representation concerning FERC Form 556 is made with respect to any Project that is eligible for the exemption from filing FERC Form 556 set forth at 18 C.F.R. § 292.203(d)(1).

Section 5.5                                    No Conflicts.  Neither the execution, delivery and performance by the Seller of this Agreement or the other Seller Documents nor the transfer of rights and consummation of the Transactions will result in: (a) a violation of or a conflict with any provision of the Seller’s or the Company Group Entities’ Corporate Documents; (b) a violation by any Company Group Entity of any Law or Permit in any material respects; (c) a material violation by the Seller of any Law or Permit; (d) a violation of or default under any Material Contract, or a right of termination or change in obligations of a party under any Material Contract; or (e) an imposition of any Encumbrance on (i) the Company Assets (other than Permitted Encumbrances) or (ii) the Company Interests.

Section 5.6                                    Legal Proceedings; Governmental Orders.

(a)                                 Other than as set forth on Schedule 5.6 and except with respect to environmental matters, which are addressed in Section 5.8, there are no Actions pending or, to Seller’s Knowledge, threatened involving the Projects, the Company Group Entities, any Company Assets or the Company Interests or the Seller’s transfer of the Company Interests and consummation of the transactions contemplated hereby at law or in equity or before or by any Authority.  Other than as set forth on Schedule 5.6 and except with respect to environmental matters, which are addressed in Section 5.8, there are no Actions pending or, to Seller’s Knowledge, threatened involving the Seller or, to Seller’s Knowledge, any other Person, in each case at law or in equity or before or by any Authority which (i) may reasonably be expected to result in the issuance or revocation of a Permit or other decision restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions, (ii) may reasonably be expected to result in any liability to the Company Group Entities or (iii) may adversely impact the Seller’s ability to consummate the Transactions.

(b)                                 Except as set forth on Schedule 5.6, there are no outstanding orders, judgments, penalties or awards issued by any Authority against or affecting any Company Group Entity or any of their respective Assets.

Section 5.7                                    Compliance with Law.  Other than as set forth on Schedule 5.7, each of the Company Group Entities and, with respect to the Projects, the Company Group Entities, the Company Assets, the Company Interests and the Transactions, the Seller is in compliance with all applicable Laws and Permits in all material respects. Other than as set forth on Schedule 5.7, neither the Seller nor any of its Affiliates has received any written notification indicating any violation of or non-compliance with any applicable Law or Permit by any Company Group Entity or with respect to the Projects, the Company Group Entities, the Company Assets, the Company Interests or the Transactions.

Section 5.8                                    Environmental Matters.  Other than as set forth on Schedule 5.8: (a) each Company Group Entity (i) is in material compliance with applicable Environmental Laws, (ii) is not subject to any judgment, decree or judicial order under Environmental Laws, and (iii) does not have any material liabilities under Environmental Laws; (b) to the Seller’s Knowledge, neither of any Company Group Entity nor any of their respective Affiliates has received any request for information relating to, or notice of, an alleged violation of Environmental Laws pertaining to the Projects or any Company Assets from any Authority; (c) to the Seller’s Knowledge, there are no pending Actions or notices of any claim, dispute or intent to sue pertaining to the Projects or the Company Assets; (d) to the Seller’s Knowledge, there has not been a Release of Hazardous Materials on or otherwise affecting the Real Property and, to the Seller’s Knowledge, no Hazardous Materials are present in, on, about or migrating to or from such properties with respect to which the Companies could reasonably be expected to be required to perform investigation or other remedial action under any Environmental Law; and (e) the Seller has made available to Buyer copies of all environmental reports, studies and assessments in its possession relating to each Project.

Section 5.9                                    Right and Title to the Company Interests and the Equity Interests of each Company Group Entity.  The Seller is the direct owner, holder of record, and beneficial owner of, and has good and marketable title to, all of the Company Interests, free and clear of all Encumbrances.  There are no Equity Securities held by any third party in respect of the Company Interests.  As of the Closing Date, the Seller has the right, and limited liability company power and authority, to transfer and deliver to the Buyer all direct and indirect right, title and interest in the Company Interests.  Except for the Company Interests, there are no outstanding Equity Securities in the Companies.  Except as set forth on Schedule 5.9 none of the Equity Securities in any Company Group Entity is subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities in the Company Group Entities.  Except as set forth on Schedule 5.9, the Companies are the direct owner, holder of record, and beneficial owner of, and have good and marketable title to, one hundred percent (100%) of the Equity Securities of each Management Company, Holding Company, Project Company and Development Company (other than, as of the Closing Date, Lake Merritt Solar Development, LLC, which is subject to the provisions of Section 3.1(v)).  No Company Group Entity has any subsidiaries other than other Company Group Entities.

Section 5.10                             Right and Title to Company Assets.

(a)                                 As of the Closing Date, the Company Group Entities own all right, good and valid title and interest in, to and under the Company Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)                                 (i) All of the Company Assets of each Project constituting personal property are (A) in good operating condition and repair, free from any defects (except for ordinary wear and tear and defects covered by a manufacturer warranty that is being actively pursued), (B) have been maintained in a manner consistent with Prudent Industry Practices and (ii) all modules, inverters and racking are covered by a manufacturer warranty.

(c)                                  The Company Assets of each Project, together with the Material Contracts, Real Property Agreements and Permits relating to each Project, constitute all material property, assets, rights and contracts that are necessary to operate and maintain the relevant Project in compliance with all applicable Laws, Permits, Material Contracts and Real Property Agreements.

(d)                                 There are no agreements for the sale, mortgage, pledge or hypothecation of any Company Asset of any Project except for the Contracts creating the Permitted Encumbrances.

Section 5.11                             Real Property Agreements.

(a)                                 No Company Group Entity owns real property.

(b)                                 Schedule 5.11(b) contains a true, correct and complete list of the Real Property Agreements.  The applicable Company Group Entity has (x) a valid leasehold or easement interest in the Company Real Property subject to Permitted Encumbrances and the terms and conditions of the Real Property Agreements to which it is a party and (y) good and valid title to, or a valid leasehold interest in, all of its tangible personal property and assets, which shall be free and clear of all liens as of the Closing Date, except for those encumbrances against certain real and other property interests as identified in the Title Commitments and any other Permitted Encumbrances.

(c)                                  Except as set forth on Schedule 5.11(c), each of the Real Property Agreements: (i) has been duly authorized, executed and delivered by the applicable Company Group Entity and, to the Seller’s Knowledge, any other party thereto; (ii) constitutes a valid and binding obligation of such Company Group Entity and, to the Seller’s Knowledge, any other party thereto; (iii) is in full force and effect; and (iv) is enforceable in all material respects by the applicable Company Group Entity.  There is no Default by the Seller, any Company Group Entity or, to the Seller’s Knowledge, any other party to any Real Property Agreements. Neither the Seller nor any Company Group Entity has received any written notice of termination or suspension (or a threat in writing to do the same) of any Real Property Agreement, and to the Seller’s Knowledge no action is being taken by any Person to terminate or suspend any Real Property Agreement.  The Seller has made available to the Buyer a correct and complete copy of each Real Property Agreement.

(d)                                 The Company Real Property is sufficient to provide the applicable Company Group Entities with continuous, uninterrupted and, together with public roads, contiguous access to the Projects sufficient for the operation and maintenance of the Projects in all material respects by the applicable Company Group Entity, as contemplated to be conducted as of the Closing Date.

(e)                                  There is no (i) pending condemnation or similar proceedings affecting, or which may reasonably be expected to affect, all or any portion of any Site or (ii) pending proceeding to change or redefine the zoning classification of all or any portion of such Site.

(f)                                   All utilities necessary to operate each Project are properly and fully installed and operating.

(g)                                  There has been no damage to any portion of any Site that could reasonably be expected to interfere with the operation of any Project that has not been repaired or restored.

Section 5.12                             Material Contracts.

(a)                                 Schedule 5.12(a) contains a true, correct and complete list of (i) the Contracts (other than the Real Property Agreements, Permits and Affiliate Agreements) to which a Company Group Entity is a party or by which a Company Group Entity or any Company Assets are bound, as to which the expected cost of performing such contract in the ordinary course by such Company Group Entity, or the revenue expected to be received under such Contract by such Company Group Entity in the ordinary course exceeds one hundred thousand dollars ($100,000) and (ii) any Contract that provides for non-monetary obligations on the part of a Company Group Entity, the non-performance of which obligations could reasonably be expected to have a material adverse effect on any Company Group Entity or any Project, in each instance other than Contracts that have been completed or fully performed or have otherwise expired or been terminated, in any case without any continuing liabilities of any Company Group Entities (the “Material Contracts”).  Without limiting the foregoing, Material Contracts shall include Contracts:

(i)                                     for the sale of electricity or RECs;

(ii)                                  under which any Company Group Entity has created, incurred, assumed or guaranteed any Indebtedness or has created a mortgage, security interest or other consensual Encumbrance on any property (other than Permitted Encumbrances);

(iii)                               for management, operation or maintenance of any Company Group Entity or any Project;

(iv)                              that provide for the indemnification by any Company Group Entity or the assumption of any Tax, environmental or other Liability of any Person;

(v)                                 concerning manufacturer or vendor product warranties of Company Group Entity Assets;

(vi)                              providing for the interconnection of a Project to any electricity distribution or transmission facilities or for the provision of electric transmission services with respect to the electric output of a Project; and

(vii)                           any Contract under which any Company Group Entity or any of their respective direct or indirect owners, businesses or assets (including the Projects or any portion thereof) are subject to any change in control restrictions, direct or indirect equity ownership transfer restrictions, build-out restrictions, restrictions on competition, rights of first refusal, rights of first offer, or other similar rights or obligations.

(b)                                 The Seller has made available to the Buyer a correct and complete copy of each Material Contract.

(c)                                  Valid and Enforceable.  Each Material Contract is valid, binding, and enforceable in accordance with its terms, and in full force and effect, except with respect to Material Contracts which have been fully performed and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

(d)                                 Consummation of Transactions.  The consummation of the Transactions will not affect the legality, validity, binding nature, enforceability or force and effect of any Material Contract.

(e)                                  No Breach.  Except as set forth on Schedule 5.12(e), there is no Default by the Seller, any Company Group Entity or, to the Seller’s Knowledge, any other party to any Material Contract.  There are no letter agreements, negotiations or settlements ongoing between a Company Group Entity and any counterparty to any Material Contract with respect to the terms and conditions, enforceability or validity of a Material Contract.

(f)                                   Existing Financing.  Except as set forth on Schedule 5.12(f), no circumstance, event or condition that, with or without notice or the passage of time or both, has or could reasonably be expected to constitute a breach, default or event of default under any Contract evidencing or relating to the Existing Financing by any Company Group Entity or, to the Seller’s Knowledge, any other party to such Contracts, or give rise to a right of acceleration or termination under any such Contract. Each of the items referenced in Schedule 5.11 to the Note Purchase Agreement has been resolved to the satisfaction of the parties thereto.

Section 5.13                             Permits.  Schedule 5.13 sets forth all the material permits, licenses, authorizations, approvals, registrations, rights and similar consents granted or issued by any Authority to the Company Group Entities (collectively, the “Permits”).  To the Seller’s Knowledge, the Permits constitute all permits that must be obtained in connection with the construction, ownership and ongoing operation and maintenance of the Projects as contemplated herein and in the other Material Contracts.  Except as set forth on Schedule 5.13, the Seller has made available to the Buyer a correct and complete copy of each Permit listed on Schedule 5.13.  With respect to each such Permit:

(a)                                 Such Permit is legal, valid, binding and enforceable in accordance with its terms, and in full force and effect and not subject to appeal;

(b)                                 the consummation of the Transactions will not affect the legality, validity, binding nature, enforceability or force and effect of such Permit;

(c)                                  the applicable Company Group Entity is in compliance with the terms and conditions of such Permit, and no event has occurred which with notice or lapse of time or both would constitute non-compliance with such terms and conditions in any material respect; and

(d)                                 no Action is pending or, to the Seller’s Knowledge, is threatened which challenges the legality, validity, or enforceability of such Permit.

Section 5.14                             Finders.  Except as set forth on Schedule 5.14, neither the Seller nor any of its Affiliates (including the Company Group Entities) or any of their respective Representatives has incurred any liability for any brokerage, agent’s or finder’s commissions, fees or similar payments in connection with the Projects, this Agreement or the Transactions for which the Buyer or any of its Affiliates or any Company Group Entity could become liable or obligated.

Section 5.15                             Intellectual Property.  The Company Group Entities own or possess sufficient rights (such as through a valid license) to use all Intellectual Property necessary for the Business, and, to the Seller’s Knowledge, the utilization of such Intellectual Property does not infringe upon or violate the Intellectual Property rights of any other Person.

Section 5.16                             Tax Matters.

(a)                                 All material Tax Returns required to be filed by any Company Group Entity have been filed.  Each such Tax Return and each Cash Grant Application filed or submitted by or on behalf of any Company Group Entity is correct and complete in all material respects.  The Seller has made available to Buyer true and complete copies of all Tax Returns filed by or on behalf of the Company Group Entities and of all Cash Grant Applications filed or submitted by or on behalf of any Company Group Entity.

(b)                                 Each Company Group Entity has withheld and timely paid all material Taxes required to have been withheld and paid by it and has complied in all material respects with applicable Law relating to the withholding of Taxes.

(c)                                  No Company Group Entity is a party to any Tax sharing, Tax indemnification or similar agreement currently in force other than customary tax indemnification or reimbursement provisions in any Contract to which such Company Group Entity is a party.  No Company Group Entity has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract (other than the Tax Equity Partnership Agreements, applicable tax equity buyout documents, and customary indemnification or reimbursement provisions in loans, leases and other commercial agreements no significant purpose of which is related to Taxes) or otherwise by operation of Law.

(d)                                 Except as set forth on Schedule 5.16(d), no audit or other proceeding by any Authority is pending, and no Authority has given written notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against any Company Group Entity.  There is no threatened audit or proposed deficiency for unpaid Taxes with respect to any Company Group Entity.  No written claim (or, to the Seller’s Knowledge, a claim made in person or by telephone by an authorized representative of an Authority) has ever been made by an Authority in a jurisdiction where a Company Group Entity does not file Tax Returns that such Company Group Entity or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.   Neither the Seller nor any Company Group Entity (or any Affiliate or direct or indirect owner of the foregoing) has applied to the IRS or any state tax authority for any Tax ruling (or any comparable ruling from any other taxing authority) with respect to any Company Group Entity or any Project.  No power of attorney has been granted with respect to any Taxes of any Company Group Entity.

(e)                                  There are no Encumbrances for Taxes upon the Company Assets, other than Permitted Encumbrances.

(f)                                   Other than the Tax Equity Partnerships, each Company Group Entity is and has at all times been properly treated as a disregarded entity for U.S. federal and state income tax purposes, and no election has been filed with respect to each such Company Group Entity so as to cause it to be treated as an association taxable as a corporation for U.S. federal income tax purposes.  Each Tax Equity Partnership is and has at all times been properly treated as either a partnership or a disregarded entity for U.S. federal and state income tax purposes, and no election has been filed with respect to each such Tax Equity Partnership so as to cause it to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(g)                                  Each Tax Equity Partnership has made a valid election under Section 754 of the Code.

(h)                                 Cash Grants were awarded and ITC was claimed with respect to the Projects as identified on Schedule 5.16(h).  There is no fact, circumstance, or occurrence that would cause the Cash Grant received by any Company Group Entity to be disallowed, reduced (other than for reason of sequestration), recaptured, or treated as resulting in income subject to tax as a result of an excessive Cash Grant award.  There is no fact, circumstance, or occurrence that would cause the ITC claimed with respect to any Project owned by any Tax Equity Partnership or its Subsidiaries to be disallowed, reduced, or recaptured.  Neither the Seller nor any Company Group Entity has breached any representation, warranty or covenant in the Tax Equity Documents.  No part of the assets, property or equipment of any Company Group Entity is tax-exempt use property within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system within the meaning of Section 168(g) of the Code.  There is no fact, circumstance, or occurrence that would cause the federal income tax depreciation deductions of any Tax Equity Partnership to be disallowed or deferred.

Section 5.17                             Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes.

(a)                                 Financial Statements. Set forth on Schedule 5.17(a) are true, correct and complete copies of (i) with respect to Ahana Operations, (x) audited financial statements consisting of a balance sheet and related statements of income and retained earnings, members’ equity and cash flow for the years ended 2016 and 2017, together with the related accountant opinions delivered in connection with such financials, (y) unaudited consolidated financial statements consisting of a balance sheet and related statements of income and retained earnings, members’ equity and cash flow for the year ended 2017 and for the three month period ended June 30, 2018, together with the related accountant opinions delivered in connection with such financials, and (ii) with respect to Ahana Operations 2, unaudited consolidated financial statements consisting of a balance sheet and related statements of income and retained earnings, members’ equity and cash flow for the years ended 2015, 2016, 2017 and for the three month period ended June 30, 2018, together with the related accountant opinions delivered in connection with such financials (collectively, the “Financial Statements”).  The Financial Statements (and as of the Closing Date the Updated Financial Statements) (1) have been prepared in accordance with GAAP (or are accompanied by GAAP reconciliations, other than footnotes), using the same accounting principles, policies and methods as have been historically used in connection with the calculation of the items reflected thereon, and (2) present fairly in all material respects the financial condition of the Company Group Entities as of the respective dates they were prepared and the results of the operations of the Company Group Entities for the periods indicated.

(b)                                 No Undisclosed Liabilities.  No Company Group Entity has any Liabilities except Liabilities that are (i) disclosed on the Balance Sheets, (ii) future obligations under Contracts, Permits and applicable Law (and which do not arise out of a breach of a Contract or violation of Law or a Permit), and (iii) liabilities otherwise described on Schedule 5.17(b).

(c)                                  Absence of Certain Changes.  Since the Balance Sheet Date, and other than in the Ordinary Course of Business consistent with past practice, there has not been, with respect to the Company Group Entities, any:

(i)                                     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)                                  amendment of the Corporate Documents of any Company Group Entity, other than with respect to the tax equity buyouts described in Section 3.1(s);

(iii)                               issuance sale or other disposition of, or creation of any Encumbrance on, any membership interests in any Company Group Entity, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in any Company Group Entity;

(iv)                              declaration or payment of any distributions on or in respect of any membership interests in the Companies or redemption, purchase or acquisition of any of the Company Group Entity ‘s outstanding membership interests;

(v)                                 material change in any method of accounting or accounting practice of Company Group Entity, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(vi)                              entry into any Contract that would constitute a Material Contract;

(vii)                           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practices;

(viii)                        transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(ix)                              material damage, destruction or loss (whether or not covered by insurance) to its property, except for any damage, destruction or loss that has been promptly disclosed in writing by the Seller to the Buyer in reasonable detail and that has been addressed through the operation of Section 3.1(u) and the other applicable provisions of this Agreement;

(x)                                 any capital investment in, or any loan to, any other Person;

(xi)                              acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(xii)                           any material capital expenditures;

(xiii)                        imposition of any Encumbrance upon any of any Company Group Entity ‘s properties or assets, tangible or intangible;

(xiv)                       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(xv)                          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xvi)                       action by a Company Group Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax period; or

(xvii)                    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.18                             Books and Records.  The Seller has made available to the Buyer a true, complete and correct copy of the Books and Records of the Company Group Entities.  Such Books and Records contain true, correct and complete copies of the Corporate Documents of the Company Group Entities.

Section 5.19                             Employees.  The Company Group Entities do not have and have never had any employees.

Section 5.20                             Employee Benefits.  The Company Group Entities do not have and have never sponsored, maintained or contributed to any Benefit Plan.  There does not exist now, nor do any circumstances exist now, that reasonably could be expected to impose, any liability on the Company Group Entities with respect to any Benefit Plan that any Person maintains or in the past maintained (or to which such Person ever contributed or was required to contribute) if such Person, together with the Company Group Entities, could be deemed a single employer within the meaning of Section 4001(b) of ERISA.

Section 5.21                             Investment Company Act.  No Company Group Entity is an “investment company” required to be registered under, nor a company controlled by an “investment company” required to be registered under, the Investment Company Act of 1940.

Section 5.22                             Affiliate Contracts.  Except as set forth on Schedule 5.22 (collectively, the “Affiliate Contracts”), neither the Seller nor any of its Affiliates (other than a Company Group

Entity) or any manager, officer, employee, director or member of the Seller or any of its Affiliates (a) is a party to any Contract or transaction with any Company Group Entity with ongoing obligations or (b) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business or the Projects.  Unless otherwise agreed in writing by the Seller in its sole discretion (or by any of its Affiliates that are party to an Affiliate Contract) and the Buyer, each Affiliate Contract will be terminated on or prior to the Closing Date.

Section 5.23                             Solvency.  No petition or notice has been presented, no Order has been presented, no Order has been made and no resolution has been passed for the Bankruptcy, liquidation, winding-up or dissolution of the Seller or any Company Group Entity. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of the Seller or any Company Group Entity. Neither the Seller nor any Company Group Entity has any plan or intention of, and such Person has not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, Order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Each of the Seller and each Company Group Entity is solvent and has sufficient assets and capital to carry on its business as conducted as of the date hereof and to perform its obligations hereunder.

Section 5.24                             Compliance with Anti-Corruption Laws.

(a)                                 None of any Company Group Entity, any Person acting on behalf of a Company Group Entity or, to the Seller’s Knowledge, any of their respective current or former members, sponsors, directors, representatives or agents (a) has used in the past five (5) years or is using any corporate funds for any illegal contributions, gifts,  entertainment or other unlawful expenses relating to political activity, (b) has used in the past five (5) years or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic  governmental officials or employees, (c) has violated in the past five (5) years or is violating any provision of any applicable anti-corruption Law or anti-bribery Law of any jurisdiction where the Companies do business, including but, not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (together, “Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. No Company Group Entity has established or maintained any fund or asset in relation to any Project that has not been recorded in the Books and Records of such Company Group Entity.

(b)                                 None of any Company Group Entity, any Person acting on behalf of a Company Group Entity or, to the Seller’s Knowledge, any of their respective current or former members, sponsors, directors, representatives or agents (a) is not or has not at any time in the past five (5) years been in compliance with any statutory or regulatory requirements of the Laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (collectively, “Sanctions”), in each case to the extent OFAC applies to such Person, (b) has engaged in the past five (5) years in any transaction or other business in or with (i) Cuba, Iran, Myanmar, North Korea, Sudan, or Syria or the Crimea region of the Ukraine or (ii) any Person that is included, at the time of the relevant transaction, in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted person or entity, as may be promulgated by the United States government from time to time, and (c) is a person or entity that is included in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted person or entity.

(c)                                  The Companies have implemented and maintained in effect policies and procedures for compliance with Anti-Corruption Laws and designed to ensure compliance by the Company Group Entities and their members, sponsors, directors, representatives or agents, with all statutory and regulatory requirements of the Laws implemented by OFAC.

(d)                                 No utilization, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.25                             Information Provided.  All the materials in the electronic data room established by Seller’s advisor MVP Capital and available at https://mvp.firmex.com and all other information provided by the Seller, ATN, MVP Capital or the Companies have been provided in good faith, there has been no willful exclusion of material information in the assembling of materials for such data room or otherwise provided by the Seller, ATN, MVP Capital or the Companies.

Section 5.26                             Existing Financings Representations and Warranties.  The Seller makes the representations and warranties to the Buyer as set forth on Schedule 5.26.

Section 5.27                             Managers, Officers and Bank Accounts. Schedule 5.27 is a correct and complete list of (a) the managers, officers and directors, of each Company Group Entity, (b) the names and locations of all of the bank accounts of each Company Group Entity, if any, and (c) the persons authorized to sign checks drawn on such accounts.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Schedules, the Buyer hereby represents and warrants to the Seller, as of the Effective Date and as of the Closing, as follows:

Section 6.1                                    Corporate Existence and Powers.  The Buyer is a limited liability company validly existing and in good standing under the Laws of the State of Delaware, and has all the requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

Section 6.2                                    Authority.  The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to be executed by it in connection with this Agreement (collectively, the “Buyer Documents”) and to perform its obligations hereunder and thereunder.  The Buyer’s performance of its obligations under the Buyer Documents does not require any qualification, licensing or approval by any foreign jurisdiction.  The Buyer has taken all action necessary to execute and deliver this Agreement and the other the Buyer Documents, as applicable, to consummate the Transactions and to perform its obligations hereunder and thereunder, and no other action or proceeding on the part of the Buyer is necessary to authorize this Agreement and the other Buyer Documents and the Transactions.  This Agreement and the other Buyer Documents have been duly executed and delivered by the Buyer.  Assuming the due authorization, execution and delivery by the Seller of this Agreement and of the Buyer Documents, this Agreement and the other Buyer Documents constitute legally valid and binding obligations of the Buyer, enforceable against it in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 6.3                                    Consents and Approvals; Regulatory Status.  Other than as set out on Schedule 6.3, no consent, approval or authorization of, permit from, declaration, filing or registration with, or notice to, any Authority, any third-party or any other Person, is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the other Buyer Documents and the consummation of the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions does not require Buyer to obtain pre-consummation authorization from the FERC under Section 203 of the FPA.  The Buyer is either (a) not a “holding company” as that term is used under Section 203(a)(2) of the FPA or (b) is a “holding company” that holds the blanket authorization set forth in 18 C.F.R. § 33.1(c)(8).

Section 6.4                                    No Conflicts.  Neither the execution, delivery and performance by the Buyer of this Agreement or the other Buyer Documents nor the transfer of rights and consummation of the Transactions will result in (a) a violation of or a conflict with any provision of the Buyer’s Corporate Documents or (b) a material violation by the Buyer of any Law.

Section 6.5                                    Legal Proceedings.  There are no Actions pending or, to the Buyer’s knowledge, threatened against, relating to or affecting the Buyer or any of its Assets which could reasonably be expected to result in an order or judgment restraining, enjoining or otherwise prohibiting the acquisition of the Company Interests by the Buyer or the consummation of the Transactions.

Section 6.6                                    Finders.  The Buyer has not engaged any finder, broker or other intermediary in connection with the Transactions.  Neither the Buyer nor any of its Affiliates or representatives has incurred any liability for any brokerage, agent’s or finder’s commissions, fees or similar payments in connection with the Projects, this Agreement or the Transactions for which the Seller or any of its Affiliates could be liable or obligated.

Section 6.7                                    Sufficient Funds.  The Buyer has sufficient funds, available lines of credit or other sources of immediately available funds to consummate the Transactions, including to purchase the Company Interests and to pay the Purchase Price in accordance with Section 2.2.

Section 6.8                                    Compliance with Laws.  The Buyer is not in violation of any Law, except for violations that would not, in the aggregate, have a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

Section 6.9                                    Due Diligence.  The Buyer has had the opportunity to conduct all such due diligence investigations of the Company Assets and Company Interests as it deemed necessary or advisable in connection with entering into this Agreement and the Transactions, and the Buyer acknowledges that the Seller has made no other representations or warranties other than those set forth in Article V, in any Seller Documents to be executed and delivered in connection herewith, and in any certificates delivered pursuant hereto or thereto.

ARTICLE VII
CERTAIN COVENANTS

Section 7.1                                    Confidentiality Agreement.  Subject to Section 7.2, as of the Effective Date, the terms and conditions of the Confidentiality Agreement shall govern the disclosure of any information by either Party or their respective Affiliates; provided, the Buyer and the Seller agree that (a) Section 14 of the Confidentiality Agreement is hereby revised such that the Confidentiality Agreement shall expire on the second anniversary of the Effective Date (as defined in this Agreement) except to the extent the Confidentiality Agreement covers any Buyer Confidential Information, to which extent the Confidentiality Agreement shall be deemed to have expired on the Closing Date and (b) for the avoidance of doubt, the term “Representative” as defined in the Confidentiality Agreement shall include, without limitation, all actual or potential direct or indirect investors in the Buyer and its Affiliates.

Section 7.2                                    Buyer Confidential Information.

(a)                                 Buyer Confidential Information.  The Seller acknowledges that the Buyer Confidential Information is valuable to the Buyer and, as of the Closing Date, the Seller agrees not to disclose any Buyer Confidential Information other than to its employees, agents, representatives and consultants who have a need to know such information and which have executed non-disclosure agreements consistent with the terms hereof or who are otherwise bound by confidentiality consistent with the terms hereof, without the prior written consent of the Buyer.  For purposes of this Agreement, “Buyer Confidential Information” shall mean any and all information related to the Buyer, the Company Interests, the Company Group Entities and the Projects.  Information shall not be deemed to be the Buyer Confidential Information if it has become generally known or available within the industry or the public through no act or omission of the Seller.

(b)                                 Duty to Maintain Confidentiality.  The Seller shall, and shall cause its Affiliates to, maintain any Buyer Confidential Information in confidence and shall not disclose it or cause it to be disclosed by the Seller or any third party without the Buyer’s prior express written consent except as permitted in Section 7.2(a) or Section 7.2(c).

(c)                                  Permitted Disclosure.  Notwithstanding Section 7.2(b), the Buyer Confidential Information may be disclosed if required by any Authority or by applicable Law or stock exchange rule; provided, however, that (i) if the Buyer Confidential Information is submitted under any and all applicable provisions for confidential treatment and (ii) if the Seller is permitted to do so, the Buyer shall be given written notice of the requirement for disclosure promptly after such disclosure is requested, so that it may take whatever action it deems appropriate, including intervention in any proceeding and seeking a protective order or an injunction, to prohibit such disclosure.  If the Buyer Confidential Information is disclosed under the provisions of this Section 7.2(c), the Seller shall notify the Buyer of the same in writing not later than five (5) Business Days following the disclosure.

Section 7.3                                    Public Announcements.  Neither the Seller nor the Buyer shall issue any public announcement or other statement with respect to the financial terms of this Agreement or the Transactions, without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless compliance with applicable Law or stock exchange rule (including in connection with obtaining the necessary approvals of this Agreement and the Transactions from any Authority) does not allow for such prior written consent; provided, however, that the Buyer and the Seller shall have the right without obtaining such consent to include public information (excluding information that has been made public by a Party’s breach of its confidentiality obligations owing to the other Party) concerning the Projects in its marketing materials, and, provided, further, that (a) each Party may disclose, without the consent of the other Party, the name, location and size of the Projects and that the Seller sold the Projects, and (b) without limiting the Buyer’s right to disclose any information concerning the Projects, the Buyer may disclose, without the consent of the Seller, that the Buyer acquired the Projects.  In the event a Party breaches this Section 7.3, in addition to and not in lieu of any legal or equitable remedies that may otherwise be available, the non-breaching Party may, in its sole discretion, issue public announcements that the non-breaching Party shall deem to be appropriate in its sole discretion to supplement, correct or amplify the announcement or statement made by the breaching Party.  In no case shall either Party disclose (in any public or other statement, marketing materials, or otherwise) the identity of the other Party or its direct or indirect owners without the other Party’s prior written consent.

Section 7.4                                    Further Assurances.  Each of the Parties shall use commercially reasonable efforts to from time to time execute and deliver such further instruments and take such further actions as may be reasonably necessary to carry out the purpose and intent of this Agreement.

Section 7.5                                    Conduct of Business; Exclusivity.

(a)                                 Except as set forth on Schedule 7.5, as contemplated by this Agreement or as required by applicable Law, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, except with the consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned), the Seller shall, and shall cause the Company Group Entities to, carry on the Business in the Ordinary Course of Business.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date the Seller shall, and shall cause the Company Group Entities to (i) report to the Buyer at such times as the Buyer may reasonably request concerning the status of the Business, conditions (financial or otherwise), Assets, and results of operations, (ii) maintain the Assets owned or used by any Company Group Entity in a state of repair and condition that complies in all material respects with applicable Law (including Anti-Corruption Laws and applicable Sanctions) and all Material Contracts to which such Person is a party, and Good Industry Practices, (iii) keep in full force and effect, without amendment, all material rights relating to the Business, and (iv) comply with all applicable Laws in all material respects.  The Seller may, on or prior to the Closing Date and so long as such action is in compliance with all Material Contracts, including those relating to the Existing Financing, (i) sweep, or cause to be swept, funds from bank accounts of the Company Group Entities to bank accounts of the Seller or any of its Affiliates or (ii) otherwise transfer, or cause to be transferred, to the Seller or any of its Affiliates all cash and cash equivalents generated by the Company Group Entities.

(b)                                 Without limiting the generality of the foregoing, except as set forth on Schedule 7.5, as contemplated by this Agreement, or as required by applicable Law, without the consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned, except that the Buyer may grant, withhold, delay or condition its consent in its sole and absolute discretion with respect to item (xii) and, with respect to any writing pertaining to the foregoing, item (xv)), the Seller shall not, and shall not permit the Company Group Entities to:

(i)                                     sell, transfer or otherwise dispose of any Assets of any of the Company Group Entities other than sales of electric power or RECs as set forth in the Material Contracts and the transfer of an Asset that is worn out, obsolete, damaged or no longer necessary or useful for the operation of the relevant Project;

(ii)                                  mortgage, pledge or subject to Encumbrances, other than Permitted Encumbrances, any Company Assets;

(iii)                               amend the Corporate Documents of any Company Group Entity;

(iv)                              issue any additional Equity Securities to any Person other than the Seller or amend the terms of any issued and outstanding Equity Securities of the Company Group Entities;

(v)                                 make any changes in its accounting methods, principles or practices, other than as required as a result in changes in GAAP or applicable Law;

(vi)                              except as required by the Tax Equity Partnership Agreements, make, change or rescind any Tax election, file any amended Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax period, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Company Group Entity;

(vii)                           be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction, or acquire any business or Person, in a single transaction or a series of related transactions;

(viii)                        make any change in the Business or the operations of any Project, except such changes required to comply with any applicable Law;

(ix)                              incur, assume or guarantee any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(x)                                 declare or pay any distributions on or in respect of any membership interests in the Companies;

(xi)                              enter into any Contract or series of Contracts that would have been a Material Contract if it had existed on the Effective Date;

(xii)                           enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Material Contract other than any amendment, modification or waiver which is not material to such Material Contract, as applicable, and is otherwise in the Ordinary Course of Business; provided, that notwithstanding the foregoing, in no case shall the Seller cause or permit any Company Group Entity to enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Real Property Agreement; revenue Contract (including power purchase agreements, REC purchase agreements, net metering credit  agreements); Contract evidencing or relating to the Existing Financing; Contract with an Affiliate; or Contract that includes change in control restrictions, direct or indirect equity ownership transfer restrictions, restrictions on competition, rights of first refusal, rights of first offer, or other similar rights;

(xiii)                        commence or settle, or agree to settle, any Action with any third party, including any Authority;

(xiv)                       make any individual capital expenditure in excess of $50,000 or that when combined with all other capital expenditures made from and after the Effective Date exceeds $150,000; or

(xv)                          agree in writing to do any of the foregoing.

(c)                                  Until this Agreement is terminated or the Closing occurs, the Seller will not, and will cause its Representatives and Affiliates not to, directly or indirectly, initiate, solicit or respond to the submission of, or enter into any negotiations in respect of, any indication of interest, proposal or offer from any Person relating to any (a) merger or consolidation with or into, (b) acquisition or purchase of any material asset of, or any equity or debt interest in, (c) lease or disposition of any material asset of or relating to, or (d) similar transaction, business combination or investment involving any Company Group Entity, any Project any Company Interest, or the Business (any of the transactions described in clauses (a) through (d), a “Third-Party Acquisition”).  Immediately upon execution of this Agreement, Seller shall, and shall cause its Representatives and Affiliates to, discontinue any and all existing discussions or negotiations with any Person other than the Buyer and its Affiliates and Representatives regarding a Third-Party Acquisition.

Section 7.6                                    Governmental Filings, Consents and Notification.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions in accordance with the terms of this Agreement, including (i) obtaining all necessary approvals under any applicable Laws required in connection with this Agreement and the Transactions and (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals and authorizations from the Authorities, the making of all necessary registrations and filings (including filings with the Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Authority.  Notwithstanding any other provision herein, in no event will the Buyer or any of its Affiliates be required to enter into or offer to enter into any divestiture, hold-separate, transfer of control, business limitation, guaranty, letter of credit, bonds, indemnity, contribution or investment of capital, or similar agreement or undertaking in connection with this Agreement or the Transactions contemplated hereby, or institute or defend any litigation or other legal proceeding, whether judicial or administrative, including seeking to have any stay or temporary restraining order vacated or reversed. Prior to the Closing, the Buyer shall cooperate with Seller and provide any information regarding the Buyer reasonably necessary to assist the Seller in making any filings or applications with any Authority.  Upon the terms and subject to the conditions herein provided and subject to the Parties’ obligations under applicable Law, neither Party shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent the satisfaction as promptly as practicable, of the conditions set forth in Section 3.1(h) and Section 4.1(f).  Each Party undertakes and to make as soon as practicable such filings and apply as soon as practicable for such approvals and consents as are required under any applicable Laws.

(b)                                 Each Party shall respond as promptly as practicable to all inquiries and requests received from the FTC, the Antitrust Division, any State Attorney General, FERC or other Authority in connection with antitrust matters or applicable Laws.  No Party shall enter into any agreement with the FTC, the Antitrust Division, any State Attorney General, FERC or other Authority not to consummate the Transactions, except with the prior written consent of the other Party.

(c)                                  In addition, each Party shall, subject to applicable Law (i) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General, FERC or any other Authority pertaining to the Transactions and permit the other Party to review in advance any proposed communication to any of the foregoing, (ii) consult with the other Party prior to participating in any meeting, telephone call or discussion with any Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions contemplated hereby and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion and (iii) furnish the other Party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between them and their respective Representatives, on the one hand, and any Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

(d)                                 The Buyer and Seller shall share the cost 50/50 with respect to the payment of all filing fees or other disbursements to the applicable Authorities in connection with obtaining any approvals or making the notifications or filings required for the purposes of satisfying the conditions set forth in Article III and Article IV (including document translation fees or third party expert fees but not including the costs of each Party’s own legal advisors or any fees not usual and customary for transactions of this sort).

Section 7.7                                    Access Prior to Closing.

(a)                                 From the Effective Date until the earlier of termination of this Agreement or the Closing, the Seller shall give the Buyer reasonable access, upon reasonable notice during normal business hours, to all properties, books, records and key management personnel of or pertaining to the applicable Company Group Entities; provided, however, that the foregoing will not: (i) interfere with the day-to-day operations of the Company Group Entities; (ii) require the

Seller or the Company Group Entities to provide access or to disclose information where such access or disclosure would contravene any applicable Law or Contract, would relate to commercially sensitive information, or would result in the waiver of any legal privilege or work-product protection; or (iii) include any sampling or testing for or regarding any environmental matters without the Seller’s prior written consent. Any information disclosed prior to the Closing Date will be subject to the provisions of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.  The parties acknowledge and agree that the Company Group Entities may designate any competitively sensitive information made available to the Buyer under this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of the Buyer and may not be shared with the Buyer or any of its subsidiaries or any of their respective Representatives (other than such outside counsel).

(b)           The Buyer agrees to indemnify, defend and hold harmless the Seller and its Affiliates from and against any and all liabilities, losses, claims and causes of action for personal injury, death or property damage occurring on or to such property of the Company Group Entities as a result of the Buyer or its Representative’s entry onto or conduct while on the premises of the Company Group Entities or any of their respective Affiliates.  The Buyer agrees to comply fully with all rules, regulations and instructions issued by the Seller or any of its Affiliates regarding the actions of the Buyer and any of its Representatives while upon, entering or leaving any such property.

Section 7.8            Transfer Taxes.  The Buyer will pay one hundred percent (100%) of any Transfer Taxes.  Accordingly, if the Seller (or its Affiliates) is required by Law to pay any portion of the Transfer Taxes, the Buyer will promptly reimburse the Seller for such portion of the Transfer Taxes it pays, which shall be, solely for tax purposes, treated as an adjustment to the Purchase Price to the extent allowed by Law.  The Party required by Law to file a Transfer Taxes Tax Return or other documentation will do so within the time period required by Law and provide to the other Parties a copy of the Tax Return or other documentation, but will first alert the other Parties in writing of the need to file such Tax Return or other documentation in case there is any disagreement about whether Transfer Taxes are owed and the Parties will work in good faith to resolve any disagreement.  For the avoidance of doubt, the Buyer will be solely responsible for any Taxes (including Transfer Taxes) arising from any action to dissolve, terminate or restructure the Company Group Entities or the Projects after the Closing or to convey, distribute or transfer any assets, properties or other rights to or from the Company Group Entities after the Closing.

Section 7.9            Certain Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company Group Entities for all periods ending on or prior to the Closing Date (each such period, a “Pre-Closing Tax Period”) that are required to be filed (taking into account all properly obtained extensions) after the Closing Date (each, a “Pre-Closing Tax Return”).  For each such Pre-Closing Tax Return, the Seller will permit the Buyer to review and comment on such Pre-Closing Tax Return prior to filing (or delivering for filing by the Buyer) and will consider in good faith any revisions to such Tax Returns as are reasonably requested by the Buyer.  Without duplication of any right to recovery herein, for any such Pre-Closing Tax Returns reporting Taxes imposed on a Company Group

Entity and for which a Company Group Entity is primarily liable under Law, the Seller shall reimburse the Buyer for such Taxes paid by or on behalf of a Company Group Entity reflected on such Pre-Closing Tax Returns.  The Seller shall have the right to control and represent the Company Group Entities with respect to any Tax claims or audits for Tax periods ending on or before the Closing Date; provided, however, that with respect to the Tax Equity Partnerships, Seller shall have such right only to the extent expressly permitted by the Tax Equity Partnership Agreements (subject to the Buyer’s reasonable cooperation and exercising its rights under the Tax Equity Partnership Agreements in favor of the Seller (as such rights pertain to such Tax claims or audits)); provided, further, that with respect to any such Tax claims or audits, (w) the Seller shall keep the Buyer reasonably and timely informed with respect to the commencement, status and nature of any such Tax claim or audit, (x) the Buyer shall have the right to participate in (but not to settle) any such Tax claim or audit at its expense, (y) the Seller shall not settle any such Tax claims or audits without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (z) the Buyer shall to the extent it has the power to do so cause the Company Group Entities to promptly, file any powers of attorney or other documents required or reasonably requested by the Seller to allow the Seller to represent the Company Group Entities in such Tax claims or audits.

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer shall cause the Company Group Entities to prepare or cause to be prepared, in a manner consistent with past practice, and, if applicable, in a manner consistent with Section 7.11, and file or cause to be filed any Tax Returns for the Company Group Entities for Tax periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”).  The Buyer shall permit or shall cause the Company Group Entities to permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and to make such revisions to such Tax Returns as are reasonably requested by the Seller.  For all purposes of this Agreement, in the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date.  Without duplication of any right to recovery herein, for any such Pre-Closing Tax Returns reporting Taxes imposed on a Company Group Entity and for which a Company Group Entity is primarily liable under Law, the Seller shall reimburse the Buyer for such Taxes paid by or on behalf of a Company Group Entity reflected on such Tax Returns for a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date.  The Buyer shall have the right to represent the Company Group Entities with respect to any Tax claims or audits with respect to all Straddle Periods; provided, however, that with respect to any such Tax matters other than with respect to each Tax Equity Partnership and its Subsidiaries, (w) the Buyer shall keep the Seller reasonably and timely informed with respect to the commencement, status and nature of any such Tax claim or audit, (x) the Seller shall have the right to participate in (but not to settle) any such

Tax claim or audit at its expense, (y) the Seller shall not settle any such Tax claims or audits without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that with respect to the Tax Equity Partnerships, the Buyer shall have such rights only to the extent expressly permitted by the Tax Equity Partnership Agreements and the Seller’s rights under this Section 7.9(b) shall apply only as to such rights of the Buyer under the Tax Equity Partnership Agreements.

(c)           Cooperation on Tax Matters.

(i)            The Parties will cooperate fully, as and to the extent reasonably requested by the other Party, and with respect to the Tax Equity Partnerships only to the extent expressly permitted by the Tax Equity Partnership Agreements, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any audit, litigation or other action with respect to Taxes.  Such cooperation will include (upon another Party’s request and at such requesting Party’s sole cost and expense) the provision of records and information that are reasonably available to the solicited Party and reasonably relevant to any such audit, litigation or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parties agree (to the extent such books and records are within their possession) (A) to retain all books and records with respect to Tax matters pertinent to the Company Group Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority and (B) to give the other Parties reasonable written notice and with respect to the Tax Equity Partnerships only to the extent expressly permitted by the Tax Equity Partnership Agreements,  prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, the Seller will allow the Buyer (at the Buyer’s expense) to take possession of such books and records.

(ii)           The Parties further agree, upon request and at the expense of the requesting Party, to use reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the Transactions).

(iii)          The Parties further agree that if any tax claim, audit or other Action relating to Taxes is brought or asserted or threatened to be brought or asserted with respect to the Company Group Entities for which the Seller may be individually responsible or in respect of which indemnity may be sought from the Seller pursuant to this Agreement, the Buyer or its Affiliates shall notify the Seller in writing as promptly as practicable (and in any event within twenty (20) days after the notification of such asserted, pending or threatened Action); provided, however, that the failure of the Buyer to give timely notice hereunder shall relieve the Seller of its indemnification obligations hereunder only if, and only to the extent that, such failure caused the Buyer Damages for which the Seller is obligated to be greater than they would have been had the Buyer given timely notice; provided, further, that with respect to the Tax Equity Partnerships, Buyer and its Affiliates shall have such obligation only to the extent expressly permitted by the Tax Equity Partnership Agreements.

(d)           Tax Refunds.

(i)            All refunds of Taxes of the Company Group Entities for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided in Section 7.9(b)) (whether in the form of cash received from the applicable Authority or a direct credit against Taxes) shall be for the benefit of the Seller; provided that with respect to the Tax Equity Partnerships, only to the extent expressly permitted by the Tax Equity Partnership Agreements and only to the extent such refund is actually distributed by the Tax Equity Partnership to the applicable Management Company, which distribution the Buyer shall in good faith make commercially reasonable efforts to cause.

(ii)           To the extent that the Buyer or a Company Group Entity receives a refund that is for the benefit of the Seller as provided in and subject to Section 7.9(d)(i), the Buyer shall pay to the Seller the amount of such refund, net of (A) any Taxes; and (B) any reasonable out-of-pocket expenses that the Buyer or the Company Group Entities or any of their Affiliates incur with respect to such refund.  The net amount due to the Seller shall be payable ten (10) days after receipt of the refund from the applicable Authority (or, if the refund is in the form of tax credit in lieu of a refund, ten (10) days after such credit is actually utilized by the Buyer or a Company Group Entity, as applicable, to reduce a tax liability).

(e)           Other Tax Matters.

(i)            The Buyer shall not make or cause to be made any extraordinary transaction, event, or effect as of the Closing Date (other than the purchase and sale of the Company Interests) that could reasonably be expected to increase the amount of Taxes directly imposed on the Seller or its Affiliates or for which the Seller is required to indemnify the Buyer or the Companies under this Agreement.

(ii)           The Buyer, the Companies and their Affiliates shall not, without the prior written consent of the Seller (A) file (except in the manner set forth in Section 7.9(b)), re-file or amend any Tax Returns of the Company Group Entities for any Pre-Closing Tax Period or Straddle Period, (B) make any voluntary disclosures with respect to Taxes for any Pre-Closing Tax Period or Straddle Period, or (C) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shift deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a period beginning (or deemed to begin) after the Closing Date; provided, however, that with respect to the Tax Equity Partnerships, Buyer, the Companies and their Affiliates shall have such obligation only to the extent expressly permitted by the Tax Equity Partnership Agreements.

(iii)          To the extent permitted under the Tax Equity Partnership Agreements, the Seller and the Buyer shall cause (and to the extent not able to directly cause under the Tax Equity Partnership Agreements, shall cooperate and in good faith make commercially reasonable efforts to cause) each Company Group Entity that is classified as a partnership for U.S. federal income tax purposes at the time of the Closing to use the interim closing of the books method permitted under Treasury Regulations Section 1.706-1(c)(2)(i) in applying Section 706(d) of the Code (together with all comparable provisions of state and local income tax law) to the transfer of the Company Interests contemplated by this Agreement for the purpose of determining the allocations of taxable income, gains, loss, deduction and other items to any relevant Company Group Entity’s members for its taxable year including the Closing Date for federal income tax purposes (as well as state and local income tax purposes to the extent based on federal income tax purposes).

Section 7.10          Transition Services Agreement.  Seller shall, or shall cause its Affiliate or third-party providers to, provide Buyer with transition services for a period of up to six (6) months following the Closing Date in accordance with the Transition Services Agreement.

Section 7.11          Edwards Air Force Base.  The Seller shall use commercially reasonable efforts to obtain documentation from Edwards Air Force Base, in form and substance reasonably satisfactory to the Buyer, confirming that the term of each power purchase agreement and Real Property Agreement related to the Edwards Air Force Base Projects expire no earlier than February 28, 2022.

ARTICLE VIII
TERMINATION

Section 8.1            Termination.

(a)           This Agreement may be terminated:

(i)            by mutual written consent of the Buyer and the Seller;

(ii)           by the Buyer or the Seller, if the Closing does not occur on or before November 16, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been a cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)          by the Buyer, if any representation or warranty of the Seller set forth in Article V shall be or shall have become inaccurate or the Seller shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 4.1(d) or Section 4.1(e), and which inaccuracy, breach or failure to perform cannot be cured by the Seller or, if capable of being cured, shall not have been cured prior to the Outside Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) if the Buyer is then in breach of this Agreement such that any of the conditions to Closing set forth in Section 4.1(d) or Section 4.1(e) would not then be satisfied;

(iv)          by the Seller, if any representation or warranty of the Buyer set forth in Article VI shall be or shall have become inaccurate or the Buyer shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 3.1(c) or Section 3.1(d), and which inaccuracy, breach or failure to perform cannot be cured by the Buyer or, if capable of being cured, shall not have been cured prior to the Outside

Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(a)(iv) if the Seller is then in breach of this Agreement such that any of the conditions to Closing set forth in Section 3.1(c) or Section 3.1(d) would not then be satisfied; or

(v)           by the Buyer or the Seller if an Authority shall have taken any action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which action is final and non-appealable (or for which the period to appeal has expired).

(b)           The Party seeking to terminate this Agreement pursuant to Section 8.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other Party.

Section 8.2            Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no liability on the part of the Buyer or the Seller or their respective officers, directors, stockholders or Affiliates hereunder or in respect hereof other than for willful and intentional breach of this Agreement prior to such termination; provided, however, that the provisions of this Section 8.2, Section 7.1, Section 7.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.1            Survival.  The representations and warranties of the Buyer and the Seller shall survive until the Indemnity Credit Support Release Date, except that (a) the representations and warranties of each of the Buyer and the Seller relating to Taxes shall survive until the expiration of the applicable statute of limitations for the Tax at issue plus sixty (60) days, (b) representations in Section 5.8 (Environmental Matters) shall survive until the third anniversary of Closing Date, and (c) the Fundamental Representations shall survive indefinitely.  Claims for breach of any of the covenants and agreements of the Parties set forth herein required to be performed at or prior to the Closing shall terminate as of the Closing and the covenants and agreements contained in this Agreement required to be performed following the Closing shall survive the Closing in accordance with their terms.  Notwithstanding anything herein to the contrary, claims for Buyer Damages under Section 9.2(a)(iv) that arise under or in connection with any Tax Equity Document, including in respect of any surviving indemnity obligation thereunder, may be brought by a Buyer Indemnified Party until the later of (x) the expiration of the applicable statute of limitations for the Tax at issue (if any) plus sixty (60) days or (y) the last date on which the Firstar may bring such claim under the Tax Equity Partnership Agreements plus sixty (60) days.

Section 9.2            Indemnification.

(a)           By the Seller.  Subject to Section 9.3 and without duplication of any rights to recovery or indemnity set forth herein, the Seller shall indemnify, defend, save and hold harmless the Buyer and its employees, officers, directors, managers, partners, stockholders, members, Affiliates (including, from and after the Closing Date, each Company Group Entity), fiduciaries, controlling Persons and agents and each of the employees, officers, directors, managers, partners, stockholders, members, Affiliates, fiduciaries, controlling Persons and agents of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (whether arising out of direct claims or third-party claims), including reasonable attorneys’ fees and amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Buyer Damages”), incurred in connection with or arising out of or resulting from (i) any breach or inaccuracy of any Seller’s Representations, (ii) any breach or violation by the Seller of the Seller’s Covenants, (iii) without duplication of any right to recovery herein, any failure by the Seller to reimburse the Buyer or its Affiliates for any Taxes for a Pre-Closing Tax Period or any Taxes for the portion of a Straddle Period ending on the Closing Date or any other Taxes for which the Seller is responsible pursuant to Section 7.9(a) and (b) or any “imputed underpayment” within the meaning of Section 6225 of the Code of any Company Group Entity with respect to any Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date or (iv) any claims, actions or suits made by third-parties (before or after the Closing Date) against the Buyer or any of its Affiliates to the extent related to the acts or omissions of (x) the Seller with respect to a Company Group Entity or Project prior to the Closing or (y) a Company Group Entity prior to the Closing.  Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification shall be brought until the total Buyer Damages for which the Seller would be liable hereunder exceeds in the aggregate an amount equal to $650,000 (the “Indemnity Threshold”), in which case the Seller shall be liable for the full amount of Buyer Damages (starting at the first dollar of Buyer Damages), provided, however, that the Seller’s liability shall be limited as set forth in Section 9.3; provided, further, that such limitation shall have no application to any claim to recover Buyer Damages resulting from the Seller’s fraud or willful misconduct, the breach or inaccuracy of any the Seller’s Fundamental Representations, the breach or inaccuracy of Section 5.16 (Tax Matters), or any breach or violation by the Seller of the Seller’s Covenants under Section 7.9 (Certain Tax Matters); provided, further, that solely for purposes of determining whether Indemnity Threshold has been satisfied in accordance with this Section 9.2(a), each of the representations, warranties, covenants and agreements herein or in the Transaction Documents that contain any qualifications as to materiality, Material Adverse Effect or words of similar affect shall be deemed to have been given as though there were no such qualifications.  Any request for an indemnity payment hereunder shall be accompanied by a statement, certified to by an officer of the Buyer, specifying in reasonable detail the basis of such request, including the Buyer’s then-current estimate of each item of Loss for which any Buyer Indemnified Party is entitled to indemnification under this Agreement.

(b)           By the Buyer.  Subject to Section 9.3 and without duplication of any rights to recovery or indemnity set forth herein, the Buyer shall indemnify, defend, save and hold harmless, the Seller, its Affiliates, and their respective employees, officers, directors and managers (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (whether or not arising out of direct or third-party claims), including reasonable attorneys’ fees and amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Seller Damages”), incurred in connection with or arising out of or resulting from (i) any breach or inaccuracy of any Buyer’s Representation, or (ii) any breach or violation of any covenant or agreement of the Buyer set forth in this Agreement, (iii) any failure of the Buyer, on or after the Closing Date, to pay, reimburse, perform or discharge any liabilities of the Company Group Entities as and when due, except to the extent they are subject to the Seller’s obligations under

Section 9.2(a) or would have been so subject but for the expiration of the relevant claim filing period, or (iv) any claims, actions or suits made by third-parties (after the Closing Date) against the Seller or any of its Affiliates to the extent related to the acts or omissions of the Buyer with respect to a Company Group Entity or Project after the Closing for such Company Group Entity or Project; except to the extent they are subject to the Seller’s obligations under Section 9.2(a) or would have been so subject but for the expiration of the relevant claim filing period.  Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification shall be brought until the total Seller Damages for which the Buyer would be liable hereunder exceeds in the aggregate an amount equal to the Indemnity Threshold, in which case the Buyer shall be liable for the full amount of Seller Damages (starting at the first dollar of Seller Damages), provided, however, that the Buyer’s liability shall be limited as set forth in Section 9.3; provided, further, that such limitation shall have no application to any claim to recover Seller Damages resulting from the Buyer’s fraud or willful misconduct or the breach or inaccuracy of any the Buyer’s Fundamental Representations or any breach or violation by the Buyer of the Buyer’s covenants under Section 7.9 (Certain Tax Matters); provided, further, that solely for purposes of determining whether Indemnity Threshold has been satisfied in accordance with this Section 9.2(b), each of the representations, warranties, covenants and agreements herein or in the Transaction Documents that contain any qualifications as to materiality, Material Adverse Effect or words of similar affect shall be deemed to have been given as though there were no such qualifications.  Any request for an indemnity payment hereunder shall be accompanied by a statement, certified to by an officer of the Seller, specifying in reasonable detail the basis of such request, including the Seller’s then-current estimate of each item of Loss for which the Seller Indemnified Party is entitled to indemnification under this Agreement.

(c)           Claim Notices; Defense of Claims.

(i)            If a Buyer Indemnified Party or a Seller Indemnified Party believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article IX (whether or not the amount of Losses relating thereto is then quantifiable), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought as promptly as practicable (and if the Indemnified Party has been served with a the citation or summons such Claim Notice shall in any event be provided within ten (10) Business Days of such service) (a “Claim Notice”); provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall relieve the indemnifying Party of its indemnification obligations hereunder only if, and only to the extent that, such failure caused the Buyer Damages or the Seller Damages (as applicable) for which the indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice.

(ii)           Within thirty (30) days following receipt of a Claim Notice, the Indemnifying Party shall notify the relevant Indemnified Party in writing if the Indemnifying Party disputes that all or a portion of such Indemnity Claim is subject to indemnification hereunder, specifying the portion, if applicable, so disputed.  If the Indemnifying Party does not dispute such Indemnity Claim within such thirty (30) days it shall be deemed to have disputed that such Indemnity Claim is subject to indemnification hereunder.

(iii)          The Indemnifying Party shall be entitled to participate in any such Indemnity Claim that relates to a third-party claim and to which it agrees is subject to indemnification hereunder, and to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  Such Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such Action or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party in any such Action in either case, promptly and no more than thirty (30) Business Days after the receipt of notice pursuant to the preceding sentence or such shorter period of time as shall be reasonable under the circumstances, (iii) the named parties to any such Action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there involves an actual conflict of interest between the Indemnified Party and the indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the reasonable expense of the indemnifying Party, the indemnifying Party shall not have the right to assume the defense of such Action on behalf of such Indemnified Party) or (iii) such action could reasonably be expected to result in the imposition of criminal liability, in which each of the foregoing cases the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that if there is more than one Indemnified Party and it is practical for all such Persons to be represented by common counsel, the Indemnifying Party shall not be responsible for paying for more than one law firm to represent the Indemnified Party, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects not to assume (or fails to assume) the defense of such Action, or at any time fails diligently to pursue such defense, the Indemnified Party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any such Action effected without its written consent (unless such consent is unreasonably withheld, conditioned or delayed), but if settled with its written consent or without its written consent (if such written consent is unreasonably withheld, conditioned or delayed), or if there be a final judgment for the plaintiff in any such Action, the Indemnifying Party shall indemnify and hold harmless such indemnified parties from and against any Losses by reason of such settlement or judgment. The Indemnified Party shall not be required to consent to the settlement of any Action unless such settlement fully releases the Indemnified Party from all obligations and liabilities in connection with such Action and provides solely for the payment of money, to be paid solely by the indemnifying Party.

(d)           Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary and subject to the following sentence, from and after Closing the indemnification obligations of the Parties contained in this Section 9.2 (and subject to the limitations set forth in Section 9.3) shall be the sole and exclusive remedy, entitlement and recourse of the Parties hereto, their Affiliates, successors and assigns with respect to any and all claims for the Buyer Damages or the Seller Damages, as applicable, sustained or incurred arising out of or relating to any breach of any representation or warranty, covenant or agreement contained in this Agreement, including any claims with respect to environmental, health or safety matters (other than claims arising from fraud, willful misconduct or intentional misrepresentation by the indemnifying Party or its Affiliates); and each Party hereby expressly waives and disclaims, and agrees that it shall not assert, any right, remedy (including the remedy of rescission) or claim in respect of any such breach or Losses based on any cause or form of action whatsoever, whether in contract or tort or otherwise, except as and to the extent permitted in this Section 9.2; provided, however, that (i) the Parties may seek to enforce the provisions of this Agreement by injunction, specific performance or other equitable relief, (ii) either Party may seek any and all judicial relief with respect to any default by another Party of any of its obligations to pay any amounts due and owing to such Party under this Agreement, and (iii) such limitation shall not affect the remedies available to the parties to the Ancillary Agreements, which remedies shall be governed by the terms of the Ancillary Agreements.  Nothing in this Section 9.2(d) is intended to constitute a waiver or limitation of any rights that any Party (or its respective Affiliates) may have to assert claims against third parties (other than Affiliates of the Parties).

(e)           Calculation of Indemnity Payments.

(i)            Each Indemnified Party shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies; provided, that no Indemnified Party shall be required to initiate a legal proceeding in connection with such efforts and the indemnifying Party’s obligations to indemnify hereunder shall not be delayed on account of such efforts subject to the provisions set forth below regarding subsequent recoveries.  The amount of Losses payable under this Article IX by the indemnifying Party shall be reduced by any and all amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any actual costs incurred by the Indemnified Party in connection with such recovery or increases in insurance premiums paid by the Indemnified Party solely as a result of such recovery). If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the indemnifying Party, then such Indemnified Party shall promptly reimburse the indemnifying Party for any payment made or expense incurred by such indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(ii)           Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.  In the event that an Indemnified Party fails to use commercially reasonable efforts to so mitigate an indemnifiable Loss, the indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.  Without limiting the generality of the foregoing, after an Indemnified Party acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss for which the indemnifying Party may have an obligation to provide indemnification hereunder, such Indemnified Party shall notify the indemnifying Party promptly and implement such reasonable actions as the indemnifying Party shall request for the purposes of mitigating the possible Losses arising therefrom.  The failure to provide such notice, however, shall not release the indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnified Party is prejudiced by such failure.

(iii)          All Losses incurred pursuant to this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(f)            Tax Treatment.  Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price solely for Tax purposes, unless otherwise required by applicable Law.  The amount of any indemnity payment not constituting an adjustment to the Purchase Price for income Tax purposes in accordance with the immediately preceding sentence will be grossed up and paid on an after-tax basis (employing the marginal federal, state and local income tax rates then applicable to the Buyer (or if the Buyer is a flow-through tax entity, the rates applicable to each of its direct or indirect owners that are regarded entities for tax purposes and that are not flow-through tax entities) as reasonably determined by the Indemnified Party).

(g)           Assignment of Claims.  If any Indemnified Party receives any indemnification payment pursuant to this Article IX, at the election of the Indemnifying Party, such Indemnified Party shall, to the extent practicable and subject to applicable Law and limitations imposed by any relevant Contracts, assign to the Indemnifying Party all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

(h)           [Intentionally omitted.]

(i)            Indemnity Credit Support.  The Seller’s obligations for Buyer Damages hereunder shall be paid as follows:  first, from a draw or call upon the Indemnity Credit Support up the full amount available thereunder; and second, if the Indemnity Credit Support has been exhausted or such claim is made following the release of the Indemnity Credit Support, as the case may be, the Buyer shall be entitled to pursue recovery against the Seller directly for such Buyer Damages subject to the other limitations set forth herein.

Section 9.3            Limitation of Liability.  Notwithstanding anything to the contrary which may be contained herein:  IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, REMOTE, UNFORESEEABLE, SPECULATIVE, CONSEQUENTIAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT TO THIS AGREEMENT, in each of the foregoing cases except to the extent the foregoing are components of third-party claims in respect of which an Indemnified Party is entitled to protection under this Article IX, which, for the avoidance of doubt, shall be included as Losses herein. Notwithstanding any other provision of this Agreement, including Section 9.2, except in the case of fraud, willful misconduct, breach of a Fundamental Representation, the aggregate Buyer Damages to which the Buyer Indemnified Parties shall be entitled hereunder shall not exceed the Indemnity Cap and the aggregate Seller Damages to which the Seller Indemnified Parties shall be entitled hereunder shall not exceed the Indemnity Cap. The provisions of this Section 9.3, together with the provisions of Section 9.2 and the limited remedies provided in this Article IX, were specifically bargained-for between the Buyer and the Seller and were taken into account by the Buyer and the Seller in arriving at the Purchase Price and in agreeing to the specific representations and warranties set forth herein. No past, present or future Representative, Affiliate, agent, or attorney of the Company Group Entities, the Seller or any of their respective Affiliates shall have any liability (whether in contract or in tort)

for any obligations or liabilities of the Company Group Entities, the Seller or any of their Affiliates arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the sale and purchase of the Company Group Entities, including, any alleged non-disclosure or misrepresentations made by any such Persons.

ARTICLE X
MISCELLANEOUS

Section 10.1          No Partnership or Joint Venture.  The Parties hereto do not intend to create a partnership or joint venture by virtue of this Agreement.  No Party shall owe any fiduciary duty to any other Party by virtue of this Agreement or any other Seller Document or Buyer Document or otherwise.

Section 10.2          Assignment.  No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, that such restriction on assignment shall not apply, and no consent of the Seller shall be required, with respect to (i) assignments by the Buyer to its Affiliates, or (ii) any collateral assignments by Buyer to a financing party or any such financing party’s collateral agent or similar agent.

Section 10.3          Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement, including all documents delivered pursuant to this Agreement, shall be in writing (which may include electronic mail) and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express or UPS); upon receipt, if sent by certified or registered mail, return receipt requested; and upon transmission by the sender to the correct electronic mail address, if sent by electronic mail with no out-of-office or delivery failure notification.  In each case notice shall be sent to:

If to the Seller, to:

Ahana Renewables, LLC

One Sansome Street, Suite 730

San Francisco, CA 94104

Attention: Jason Tai

Email: jtai@ahanarenewables.com

and

ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Attention: William Kreisher

Email: bkreisher@atni.com

with a copy to (which copy shall not constitute notice hereunder):

ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Attention: Mary Mabey

Email: legalnotices@atni.com

with a copy to (which copy shall not constitute notice hereunder):

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Laura Neumeister Wright

Email: laura.neumeisterwright@morganlewis.com

If to the Buyer, to:

CleanCapital Holdco 4 LLC

c/o CleanCapital ManagementCo LLC

205 East 42nd Street, New York, New York 10017

Attn: Legal

Email: legal@cleancapital.com

with a copy to (which copy shall not constitute notice hereunder):

GRP II C&I SOLAR HOLDCO LLC

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Attn: Martin Torres

Email: martin.torres@blackrock.com

and

GRP II C&I SOLAR HOLDCO LLC

c/o BlackRock, Inc.

Office of the General Counsel

40 East 52nd Street

New York, NY 10022

Attn: David Maryles and Michael Evry

Email: legaltransactions@blackrock.com

or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Parties.

Section 10.4          Choice of Law; Consent to Jurisdiction; Service of Process.

(a)           Governing Law.  This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the Laws of the State of New York without reference to its choice of law provisions.

(b)           Jurisdiction.  The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of the federal or state courts located in the State of New York, Borough of Manhattan over any dispute arising out of or relating to this Agreement or any of the Transactions; and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such federal courts unless such federal courts do not have jurisdiction in which event such dispute or proceeding shall be heard and determined in such state courts.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.

(c)           Service of Process.  Each of the Parties hereto hereby consents to process being served by the other Parties to this Agreement in any suit, action or proceeding of the nature specified in Section 10.4(b) by mailing of a copy thereof in accordance with the provisions of Section 10.3.

Section 10.5          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE TRANSACTIONS.

Section 10.6          Attorneys’ Fees and Litigation Expenses.  In the event any action is commenced to recover damages or enforce any rights or obligations under this Agreement, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees and all reasonable out-of-pocket expenses incurred in enforcing the prevailing Party’s rights under this Agreement, regardless of whether those fees, costs or expenses are otherwise recoverable as costs in the action, including all such fees and expenses incurred in connection with the investigation and preparation of the action before it is filed and upon appeal.

Section 10.7          Entire Agreement; Amendments and Waivers.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and commitments with respect thereto. No supplement, modification or waiver of this Agreement or waiver of any breach of or failure to comply with any representation, warranty, covenant, agreement or condition herein shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any of the provisions of this Agreement or waiver of any breach of or failure to comply with any representation, warranty, covenant, agreement or condition herein shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or any other breach of or failure to comply with any representation, warranty, covenant, agreement or condition herein, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.8          Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.9          Delivery by PDF.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to the other Parties.  No Party shall raise the use of electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract, and each Party forever waives any such defense.

Section 10.10       Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein (other than a requirement to make payments hereunder), shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

Section 10.11       Titles.  The recitals to this Agreement and the titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.12       Third Party Beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Indemnified Parties shall be third party beneficiaries of this Agreement and shall be entitled to indemnification, with full rights of enforcement as though each such Person were a signatory to this Agreement.  Except as provided in this Section 10.12, there shall be no third-party beneficiaries of this Agreement.

Section 10.13       Cumulative Remedies.  All rights and remedies of either Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 10.14       No Merger.  This Agreement is a fully integrated complete agreement and is not merged with or extinguished by any other agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

AHANA RENEWABLES, LLC

By:	/s/ Jason Tai
Name:	Jason Tai
Title:	Managing Director

BUYER:

CLEANCAPITAL HOLDCO 4 LLC

By:	/s/ Thomas P. Byrne
Name:	Thomas P. Byrne
Title:	CEO

By:	/s/ Melinda Baglio
Name:	Melinda Baglio
Title:	Head of Acquisitions and General Counsel